Exhibit 10.3

EXECUTION VERSION

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

January 3, 2018

among

MACQUARIE INFRASTRUCTURE CORPORATION,
as the Borrower,

MIC OHANA CORPORATION,
as the Guarantor

JPMORGAN CHASE BANK, N.A., BARCLAYS BANK PLC, BANK OF AMERICA, N.A., CITIZENS BANK, CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, MIZUHO BANK, LTD., REGIONS BANK, ROYAL BANK OF CANADA, SUNTRUST BANK and WELLS FARGO BANK, N.A.
as Issuing Banks,

the Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

JPMORGAN CHASE BANK, N.A., BARCLAYS BANK PLC, BANK OF AMERICA, N.A., CITIZENS BANK, CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, MIZUHO BANK, LTD., REGIONS BANK, ROYAL BANK OF CANADA, SUNTRUST ROBINSON HUMPHREY, INC. and WELLS FARGO BANK, N.A.
as Joint Bookrunners and Joint Lead Arrangers

i

ii

iii

SCHEDULES:

Schedule 2.01 — Commitments

Schedule 3.06 — Disclosed Matters

Schedule 6.01 — Existing Indebtedness

Schedule 6.07 — Existing Restrictions

Schedule 9.18 – Existing Letter of Credit

EXHIBITS:

Exhibit A — Form of Assignment and Assumption

Exhibit B-1 — U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit B-2 — U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

Exhibit B-3 — U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit B-4 — U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)

Exhibit C — Form of Guaranty Agreement

Exhibit D — Form of Pledge Agreement

iv

AMENDED AND RESTATED CREDIT AGREEMENT dated as of January 3, 2018 (this “Agreement”), among MACQUARIE INFRASTRUCTURE CORPORATION (the “Borrower”), MIC OHANA CORPORATION (the “Guarantor”), the Lenders from time to time party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

Article I

Definitions

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Acquisition” means the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a Subsidiary of the Borrower (including as a result of a merger or consolidation).

“Additional Lender” has the meaning assigned to it in Section 2.21.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agency Site” means the Electronic System established by the Administrative Agent to administer this Agreement.

“Agent Party” has the meaning assigned to it in Section 9.01(d).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower and its affiliated companies from time to time concerning or relating to bribery or corruption, including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended.

“Anti-Terrorism Laws” means any requirement of law related to money laundering or financing terrorism including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (“PATRIOT Act”) of 2001 (Title III of Pub. L. 107-56), The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) and Executive Order 13224 (effective September 24, 2001)).

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Revolving Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Commitment Fee Rate”, as the case may be, based upon the ratings by Fitch, S&P and/or Moody’s (as applicable) applicable on such date to the Facility Debt:

Category	Debt Ratings S&P/Moody’s/Fitch	ABR Spread	Eurodollar Spread	Commitment Fee Rate
Category 1	BBB/Baa2/BBB or higher	50.0 bps	150.0 bps	22.5 bps
Category 2	BBB-/Baa3/BBB-	75.0 bps	175.0 bps	27.5 bps
Category 3	BB+/Ba1/BB+	100.0 bps	200.0 bps	35.0 bps
Category 4	BB/Ba2/BB or lower	125.0 bps	225.0 bps	40.0 bps

2

For purposes this definition, “Debt Rating” means, as of any date of determination, the rating as determined by S&P, Moody’s or Fitch (collectively, the “Debt Ratings”) of the Facility Debt; provided that (a) at any time that Debt Ratings are available from each of S&P, Moody’s and Fitch and there is a difference in such Debt Ratings, then the majority Debt Rating shall apply, unless there is no majority, in which case the middle Debt Rating shall apply, (b) at any time that Debt Ratings are available from only two of S&P, Moody’s and Fitch and there is a split in such Debt Ratings, then the higher of such Debt Ratings shall apply, unless there is a split in Debt Ratings of more than one level, in which case the level that is one level lower than the higher Debt Rating shall apply, (c) at any time that there is only one Debt Rating from S&P Moody’s or Fitch, then such Debt Rating shall apply and (d) if the Borrower does not have any Debt Rating, Category 4 (as indicated above) shall apply. The Debt Ratings shall be determined from the most recent public announcement of any changes in the Debt Ratings. If the rating system of S&P, Moody’s or Fitch shall change, the Borrower and the Administrative Agent shall negotiate in good faith to amend this definition to reflect such changed rating system and, pending the effectiveness of such amendment (which shall require the approval of the Required Lenders), the Debt Rating shall be determined by reference to the rating most recently in effect prior to such change.

“Approved Fund” has the meaning assigned to it in Section 9.04(b).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Atlantic” means Atlantic Aviation FBO Inc., a Delaware corporation.

“Available to be Distributed” means, with respect to unrestricted cash and Cash Equivalents of a Subsidiary, unrestricted cash and Cash Equivalents of such Subsidiary at such time other than any to the extent that declaration of payment of dividends or similar distributions by that Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement (including with respect to pledges of cash or Cash Equivalents), instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or to such cash or Cash Equivalents.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or has taken any corporate action in furtherance of, or has consented to, approved of, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

3

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” (as defined in Section 4975 of the Code) or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to it in the preamble hereto.

“Borrower CFADS” means, at any date of determination and without duplication and as certified by a Financial Officer of the Borrower, the aggregate amount of total cash and Cash Equivalents then on hand (other than proceeds from the incurrence of Indebtedness (including Revolving Loans) by the Borrower or issuance of Equity Interests of the Borrower) generated during the most recently completed Test Period and distributed or Available to be Distributed to the Borrower by the Subsidiaries during the most recently completed Test Period (together with total cash and Cash Equivalents of the Borrower then on hand (other than proceeds from the incurrence of Indebtedness (including Revolving Loans) by the Borrower or issuance of Equity Interests of the Borrower) generated during such Test Period) less, without duplication and solely to the extent actually paid by the Borrower in cash for such Test Period, the aggregate for such period (collectively, “Ordinary Course Expenses”) of (i) Taxes, (ii) audit expenses, tax return preparation expenses, rental expense and insurance costs, (iii) management fees and (iv) legal fees and expenses, travel costs, and other costs and expenses of the Borrower, in each case incurred in the ordinary course of business. For the avoidance of doubt, Ordinary Course Expenses shall not include any extraordinary expenses, including any fees, expenses, costs or charges related to any consummated, anticipated, unsuccessful or attempted equity offering, issuance or repurchase, other equity issuance, debt issuance (including a refinancing thereof, whether or not successful), dividend, investment, acquisition (including any Acquisition) (including (y) cash-stay bonuses paid to employees, severance and reorganization costs and expenses in connection with any Acquisition and (z) fees, costs and expenses incurred in connection with the de-listing of public targets and compliance with public company requirements in connection with any Acquisition), asset sale or other disposition, operational changes, repayment of Indebtedness or recapitalization or the breakage of any hedging arrangement permitted hereunder or the incurrence of Indebtedness permitted to be incurred hereunder (including a refinancing thereof) (in each case, whether or not successful), including such fees, expenses, costs or charges related to (i) the offering, syndication, assignment and administration of the credit facility hereunder and any other credit facilities, (ii) credit ratings expenses and (iii) any refinancing, extension, waiver, forbearance, amendment or other modification hereof and of any other credit facilities (in each case, whether consummated, anticipated, unsuccessful, attempted or otherwise). Notwithstanding the foregoing, to the extent that any proceeds of Indebtedness (including Revolving Loans) incurred by the Borrower or proceeds of Equity Interests issued by the Borrower are used during any Test Period to fund operating or working capital expenditures during any Test Period, the amount of such operating or working capital expenditures shall be deducted from Borrower CFADS for such Test Period.

4

“Borrower’s Senior Secured Net Leverage Ratio” means, at any date of determination, the ratio of (a) Senior Secured Indebtedness as of such date, calculated net of unrestricted cash (without netting the cash proceeds from any Borrowing or other incurrence of debt made in connection with the testing of the ratio) of the Borrower, to (b) Borrower CFADS for the most recently completed Test Period.

“Borrowing” means Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. Notwithstanding the foregoing, all leases of any Person (including leases entered into after the date hereof) that are or would be treated as operating leases in accordance with GAAP as in effect on December 31, 2013, shall continue to be accounted for as operating leases (and none of the obligations of the lessee thereunder shall constitute Capital Lease Obligations) for purposes of this Agreement regardless of any change in GAAP after such date that would otherwise require any of the obligations of the lessee thereunder to be treated as Capital Lease Obligations.

“Cash Equivalents” means any of the following types of investments:

(a)          readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

5

(b)          time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System and (ii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c)          commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-2” (or the then equivalent grade) by Moody’s or at least “A-2” (or the then equivalent grade) by S&P, in each case with maturities of not more than 12 months from the date of acquisition thereof;

(d)          Investments in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have one of the two highest ratings obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition; and

(e)          United States dollars, Euros, any other currency of countries members of the Organization for Economic Co-operation and Development or, in the case of any foreign Subsidiary, any local currencies held by it from time to time.

“Cash Management Agreement” means any agreement pursuant to which a bank or other financial institution agrees to provide (a) treasury services, (b) credit card, merchant card, purchasing card or stored value card services (including, without limitation, the processing of payments and other administrative services with respect thereto), (c) cash management services (including, without limitation, controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and/or (d) other similar banking products or services.

“Cash Management Bank” means any Person who (a) was a Lender or an Affiliate of a Lender at the time of entry into a Cash Management Agreement or at the time of the designation referred to in the following clause (b), and (b) has been designated in writing to the Administrative Agent as a Cash Management Bank by the Borrower.

“Change in Control” means (a) any Person or group shall become the beneficial owner of 50% or more of the then outstanding voting capital stock of the Borrower, (b) within any 12 month period beginning on or after the date hereof, the persons who were members of the board of directors (or equivalent governing body) of the Borrower immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death or disability) to constitute at least a majority of the board of directors of the Borrower or the board of directors of any successor to the Borrower, provided that any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the board of directors by, or on the recommendation of or with the approval of, a majority of the directors who then qualified as Incumbent Directors either actually or by prior operation of this clause (b), (c) the Borrower shall cease to be the beneficial owner of 100% of the outstanding Equity Interests of the Guarantor or (d) any “change of control”, “fundamental change” or any other substantially equivalent event shall occur in respect of any Indebtedness of any Loan Party the aggregate principal amount of which exceeds $50,000,000 that results in holders of such Indebtedness having the right to require the repurchase or redemption thereof prior to a stated maturity thereof.

6

“Change in Law” means the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.21 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, or in the Incremental Amendment pursuant to which such Lender shall have become a party hereto (or increased its Commitment pursuant thereto), as applicable. The initial aggregate amount of the Lenders’ Commitments is $600,000,000.

“Commitment Increase” has the meaning assigned to it in Section 2.21.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to it in Section 9.01(d).

“Competitor” shall mean any person that competes in any material respect with the business of the Borrower or any of its Subsidiaries from time to time, in each case as specifically identified by the Borrower to the Administrative Agent from time to time in writing.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

7

“Credit Party” means the Administrative Agent, any Issuing Bank or any other Lender.

“Debt Rating” has the meaning assigned to it in the definition of “Applicable Margin;” provided that if neither S&P nor by Moody’s then rates the Facility Debt, “Debt Rating” shall mean the Borrower’s public corporate credit rating by S&P, the Borrower’s public corporate group rating by Moody’s or the Borrower’s public corporate credit rating by Fitch, as applicable.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide confirmation in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.20) upon delivery of written notice of such determination to the Borrower, each L/C Issuer and each Lender.

“Designated Persons” means any person or entity listed on a Sanctions List.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing) outside the ordinary course of business, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith but, for the avoidance of doubt, excluding any sale, transfer, license, lease or other disposal of inventory, obsolete, worn-out or surplus property or property no longer useful or necessary in the business of such Person (or its subsidiaries).

8

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one days after the Maturity Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Borrower or any Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Institutions” means (a) those Competitors, banks, financial institutions and other institutional lenders (in each case, together with Affiliates thereof that are clearly identifiable as such on the basis of such Affiliate’s name) identified on a list available to the Lenders on Intra-Links/IntraAgency, Syndtrak or another similar electronic system on the Effective Date (as such list with respect to Competitors may be supplemented from time to time by the Borrower pursuant to clause (b) below) and (b) any other person identified by name in writing to the Administrative Agent at JPMDQ_Contact@jpmorgan.com, with copies pursuant to the contact information set forth in Section 9.01(a)(ii) and the Lenders after the Effective Date to the extent such person becomes a Competitor or is or becomes an Affiliate of a Competitor, which designation shall become effective three Business Days after delivery of each such written supplement to the Administrative Agent and the Lenders (provided that, for the avoidance of doubt, any supplement not sent to JPMDQ_Contact@jpmorgan.com will not be effective), but which shall not apply to retroactively disqualify any persons that, prior to the effectiveness of such designation, (x) acquired an assignment or participation interest in the Loans, (y) entered into a trade for an assignment or participation interest in the Loans or (z) became a Competitor or any Affiliate thereof; provided that a Competitor or an Affiliate of a Competitor shall not include any bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any person controlling, controlled by or under common control with such Competitor or Affiliate thereof, as applicable, and for which no personnel involved with the investment of such Competitor or Affiliate thereof, as applicable, (i) makes (or has the right to make or participate with others in making) any investment decisions or (ii) has access to any information (other than information publicly available) relating to the Loan Parties or any entity that forms a part of the Loan Parties’ business (including their subsidiaries).

9

“dollars” or “$” refers to lawful money of the United States of America.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any Issuing Bank and any of its respective Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Cure Amount” shall have the meaning provided in Section 7.02.

“Equity Cure Period” shall have the meaning provided in Section 7.02.

10

“Equity Cure Right” shall have the meaning provided in Section 7.02.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Swap Obligations” means, with respect to the Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of such Swap Obligation (or any Guaranty thereof) is or becomes illegal or unenforceable under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee is or becomes illegal or unenforceable.

11

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any withholding Taxes imposed pursuant to or in connection with FATCA.

“Existing Credit Agreement” means the Credit Agreement, dated as of July 7, 2014 (as amended, supplemented or otherwise modified prior to the date hereof), among the Borrower, the Guarantor, JPMorgan Chase Bank, N.A., as administrative agent, the other agents party thereto and the lenders party thereto.

“Existing Revolving Loans” has the meaning assigned to it in Section 9.18(c).

“Existing Letters of Credit” has the meaning assigned to it in Section 9.18(d).

“Facility Debt” means the Indebtedness of the Borrower hereunder.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreements (and related legislation or official administrative guidance) implementing the foregoing.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

12

“Fee Letters” means (i) the Fee Letter, dated as of the date hereof, among the Borrower and certain Issuing Banks and (ii) the Amended and Restated Fee Letter, dated as of December 26, 2017, between the Borrower and the JPMorgan Chase Bank, N.A..

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Financial Statements” means the financial statements to be furnished pursuant to Sections 5.01(a) and (b).

“Fitch” means Fitch Ratings Limited.

“Foreign Lender” means a Lender that is not a U.S. Person.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” has the meaning assigned to it in the preamble hereto.

“Guaranty” means the Guarantee made by the Guarantor under the Guaranty Agreement.

“Guaranty Agreement” means the Guaranty Agreement, executed by the Guarantor on July 16, 2014, in the form attached hereto as Exhibit C.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

13

“Hedge Bank” means (a) any Person who was a Lender or an Affiliate of a Lender at the time of entry into a Hedging Agreement or at the time of the designation referred to in the following clause (b), and (b) has been designated in writing to the Administrative Agent as a Hedge Bank by the Borrower.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rate, currency values, commodity prices or equity values.

“Impacted Interest Period” has the meaning assigned to it in the definition of “LIBO Rate.”

“IMTT” means IMTT Holdings, Inc., a Delaware corporation.

“Incremental Amendment” has the meaning assigned to such term in Section 2.21.

“Incremental Commitments” shall mean, at any time, the commitments of each Incremental Lender at such time to increase its Commitment (in the case of an existing Lender) or to provide its Commitment (in the case of an Additional Lender) in accordance with Section 2.21. Loans made pursuant to any Incremental Commitment shall be on terms identical to the existing Revolving Loans (including with respect to maturity date and interest rate margins). For the avoidance of doubt, as of the date hereof, no Incremental Commitments are in effect.

“Incremental Effective Date” has the meaning set forth in Section 2.21.

“Incremental Lender” shall mean each Lender or Additional Lender, as applicable, that executes and delivers an Incremental Amendment in accordance with Section 2.21.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (excluding, however, Liens permitted pursuant to Section 6.02(e) so long as such Indebtedness has not been assumed by the Guarantor), (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and (k) all obligations of such Person in respect of Disqualified Equity Interests. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

14

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.

“Ineligible Institution” has the meaning assigned to it in Section 9.04(b).

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, twelve months) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the Screen Rate for the shortest period (for which that Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

15

“Investment Grade Period” means any time when at least two of the following ratings have been issued by the relevant rating agency and are in effect: (i) in the case of S&P, a “Long-Term Local Issuer Credit Rating” for the Borrower of at least BBB-, (ii) in the case of Moody’s, a “Long-Term Corporate Family Rating” for the Borrower of at least Baa3 or (iii) in the case of Fitch, a “Long-Term Issuer Default Rating” for the Borrower of at least BBB-. If the rating system of S&P, Moody’s or Fitch shall change, the Borrower and the Administrative Agent shall negotiate in good faith to amend this definition to reflect such changed rating system and, pending the effectiveness of such amendment (which shall require the approval of the Required Lenders), the existence of an Investment Grade Period shall be determined by reference to the rating most recently in effect prior to such change.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means JPMorgan Chase Bank, N.A., Barclays Bank PLC, Bank of America, N.A., Citizens Bank, Credit Agricole Corporate and Investment Bank, Mizuho Bank, Ltd., Regions Bank, Royal Bank of Canada, SunTrust Bank, Wells Fargo Bank, N.A. and each other Lender or Affiliate of a Lender that hereafter becomes an Issuing Bank with the approval of the Administrative Agent and the Borrower by agreeing pursuant to an agreement with and in form and substance satisfactory to the Administrative Agent and the Borrower to be bound by the terms hereof applicable to Issuing Banks, in each case, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Lead Arrangers” means JPMorgan Chase Bank, N.A., Barclays Bank PLC, Bank of America, N.A., Citizens Bank, Credit Agricole Corporate and Investment Bank, Mizuho Bank, Ltd., Regions Bank, Royal Bank of Canada, SunTrust Robinson Humphrey, Inc. and Wells Fargo Bank, N.A., as joint lead arrangers and joint bookrunners.

“LC Availability Period” means the period from and including the Effective Date to but excluding the earlier of (i) the date that is five Business Days prior to the Maturity Date and (ii) the date of termination of the Commitments.

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an Incremental Amendment, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. As the context may require, the term “Lenders” includes the Issuing Banks.

16

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Sublimit” means (a) with respect to Barclays Bank PLC, $15,000,000, (b) with respect to JPMorgan Chase Bank, N.A., $15,000,000, (c) with respect to Bank of America, N.A., $15,000,000, (d) with respect to Citizens Bank, $15,000,000, (e) with respect to Credit Agricole Corporate and Investment Bank, $15,000,000, (f) with respect to Mizuho Bank, Ltd., $15,000,000, (g) with respect to Regions Bank, $15,000,000, (h) with respect to Royal Bank of Canada, $15,000,000, (i) with respect to SunTrust Bank, $15,000,000, (j) with respect to Wells Fargo Bank, N.A., $15,000,000 and (f) with respect to any other Issuing Bank, such amount as may be agreed among such Issuing Bank, the Borrower and the Administrative Agent; provided, however, that the aggregate outstanding amount of Letters of Credit issued pursuant to Section 2.06 for all Issuing Banks shall not exceed $200,000,000.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration1 (or any other Person that takes over the administration of such rate) for U.S. Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“LIBO Screen Rate” has the meaning assigned to it in the definition of “LIBO Rate.”

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

1 ICE Benchmark Administration Limited makes no warranty, express or implied, either as to the results to be obtained from the use of the ICE LIBOR and/or the figure at which ICE LIBOR stands at any particular time on any particular day or otherwise. ICE Benchmark Administration Limited makes no express or implied warranties or merchantability or fitness for a particular purpose in respect of use of ICE LIBOR.

17

“Loan Documents” means (i) this Agreement, (ii) the Guaranty Agreement, (iii) other than during a Pledge Release Period, the Security Documents; (iv) any promissory notes issued pursuant to Section 2.10(e), and (v) each Fee Letter.

“Loan Parties” means the Borrower and the Guarantor.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Management Agreement” means the Third Amended and Restated Management Services Agreement by and among the Loan Parties and Macquarie Infrastructure Management (USA) Inc. dated as of May 21, 2015.

“Margin Stock” means margin stock within the meaning of Regulations T, U and X of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Loan Parties to perform their obligations under this Agreement or any other Loan Document or (c) the rights of or benefits available to the Lenders under this Agreement or any other Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any Loan Party in an aggregate principal amount exceeding $100,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Loan Party in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means the date that is four years after the Effective Date.

“MGL Entity” has the meaning assigned to it in Section 9.04(b).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Interest Expense” means for any Test Period, the excess of (A) the sum of, without duplication, cash interest expense in connection with Total Debt, to the extent treated as interest in accordance with GAAP (except as otherwise provided in the definition of Capital Lease Obligations), in each case, of or by each of the Loan Parties on a standalone basis for the most recently completed Test Period over (B) any cash interest income received by the Loan Parties on a standalone basis during such Test Period.

18

“Net Cash Proceeds” means with respect to any asset sale, the gross cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received) and, in the case of any Equity Interest consideration received, the fair market value thereof (as determined by a Financial Officer of the Borrower in his or her good faith judgment (and consistent with the applicable acquisition agreement)), net of (i) selling expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such asset sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness which is secured by the asset sold in such asset sale and which is required to be repaid with such proceeds (other than the Loans or any such Indebtedness assumed by the purchaser of such asset); provided, however, that, if the Borrower shall deliver a certificate of the Borrower to the Administrative Agent at or promptly following the time of receipt thereof setting forth the Borrower’s intent to reinvest such proceeds in assets or businesses used or useful in the business of the Borrower or any of its Subsidiaries within 12 months of receipt of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of such 12 month period (or, if the Borrower commits to reinvest such proceeds within 12 months following receipt thereof, within 18 months of receipt thereof), at which time such proceeds shall be deemed to be Net Cash Proceeds.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, in each case (including those acquired by assumption), whether absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement of any Bankruptcy Event by or against any Loan Party naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

19

“Permitted Borrower Junior Secured Debt” has the meaning assigned to such term in Section 6.02.

“Permitted Borrower Secured Debt” has the meaning assigned to such term in Section 6.02.

“Permitted Cure Security” means Equity Interests of the Borrower other than Disqualified Equity Interests.

“Permitted Guarantor Debt” means (i) Indebtedness with respect to surety, appeal and performance bonds obtained in the ordinary course of business, and (ii) Indebtedness owed in respect of any Cash Management Agreements and other netting services, overdrafts and related liabilities arising from treasury, depository and cash management services or any swap or hedge arrangement, or in connection with any automated clearing-house transfers of funds.

“Permitted Encumbrances” means:

(a)          Liens for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)          bankers’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;

(c)          pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(d)          deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)          Liens on deposit accounts or securities accounts, including bankers’ Liens and rights of setoff arising in the ordinary course of business;

(f)          judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

(g)          easements, restrictions, licenses, reservations, utility easements, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries, taken as a whole;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

20

“Permitted Refinancing Indebtedness” means Indebtedness issued or incurred (“Refinancing Indebtedness”) (including by means of the extension or renewal of existing Indebtedness) to refinance, refund, extend, renew or replace Indebtedness existing at any time (“Refinanced Indebtedness”); provided that (a) the principal amount of such Refinancing Indebtedness is not greater than the principal amount of such Refinanced Indebtedness, plus the amount of any premiums or penalties and accrued, capitalized or unpaid interest paid thereon and reasonable fees and expenses, in each case associated with such Refinancing Indebtedness, (b) such Refinancing Indebtedness has a final maturity that is no earlier than, and a weighted average life to maturity that is no shorter than, such Refinanced Indebtedness, (c) if such Refinanced Indebtedness or any Guarantees thereof or any security therefor are subordinated to the Obligations, such Refinancing Indebtedness and any Guarantees thereof and security therefor are also so subordinated on terms no less favorable to the Lenders and the other Secured Parties, (d) the obligors in respect of such Refinanced Indebtedness immediately prior to such refinancing, refunding, extending, renewing or replacing are the only obligors on such Refinancing Indebtedness, (e) such Refinancing Indebtedness shall not be secured by any collateral except that such Refinancing Indebtedness may be secured with the same (or fewer) assets, if any, that constituted collateral for the applicable Refinanced Indebtedness immediately prior to such refinancing, refunding, extending , renewing or replacing and (f) such Refinancing Indebtedness contains covenants and events of default and is benefited by Guarantees, if any, which, taken as a whole, are no less favorable to the Loan Parties and the Secured Parties in any material respect than the covenants and events of default or Guarantees, if any, in respect of such Refinanced Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means the Amended and Restated Pledge Agreement, executed by the Borrower and the Administrative Agent on the Effective Date, and any additional Pledge Agreement executed after the Effective Date pursuant to Section 9.19(c) in the form attached hereto as Exhibit D.

“Pledge Release Date” has the meaning assigned to it in Section 9.19.

“Pledge Release Period” means the period beginning on any Pledge Release Date and ending with the next subsequent Pledge Trigger Date.

“Pledge Trigger Date” means the first date after any Pledge Release Date on which an Investment Grade Period is not continuing.

“Pledged Collateral” has the meaning assigned to it in the Pledge Agreement.

“Pledged Equity” has the meaning assigned to it in the Pledge Agreement.

21

“Post-Acquisition Period” means, with respect to any Acquisition, the period beginning on the date such Acquisition is consummated and ending on the last day of the four full consecutive fiscal quarter immediately following the date on which such Acquisition is consummated.

“Prime Rate” means the rate of interest per annum publicly announced by the Administrative Agent as its prime rate in effect at its principal office located in New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Borrower CFADS, (a) the pro forma increase or decrease in such Borrower CFADS, as the case may be, that is factually supportable and is expected to have a continuing impact and (b) additional good faith pro forma adjustments arising out of cost savings initiatives attributable to such transaction and additional costs associated with the combination of the operations of such Acquisition with the operations of the Borrower and its Subsidiaries, in each case being given pro forma effect, that (i) have been realized or (ii) will be implemented following such transaction and are supportable and quantifiable and expected in good faith to be realized within such Post-Acquisition Period as certified by a Financial Officer of the Borrower, in each case, including, but not limited to, (w) reduction in personnel expenses, (x) reduction of costs related to administrative functions, (y) reductions of costs related to leased or owned properties and (z) reductions from the consolidation of operations and streamlining of corporate overhead) taking into account, for purposes of determining such compliance, the historical financial statements of the acquired entity or business and the consolidated financial statements of the Borrower and its Subsidiaries, assuming such Acquisition, and all other Acquisitions that have been consummated during the period, and any Indebtedness or other liabilities repaid in connection therewith had been consummated and incurred or repaid at the beginning of such period (and assuming that such Indebtedness to be incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the interest rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided that, so long as such actions are initiated during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, for purposes of projecting such pro forma increase or decrease to such Borrower CFADS, as the case may be, it may be assumed that such cost savings will be realizable during the entirety of such Test Period, or such additional costs, as applicable, will be incurred during the entirety of such Test Period; and provided, further, that the aggregate adjustment pursuant to clause (b)(ii) so permitted in any period shall not exceed 15% of the portion of Borrower CFADS attributable to such Acquisition for such period (determined before giving effect to any adjustment thereto pursuant to clause (b)(ii)).

22

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any test hereunder for an applicable period of measurement, that to the extent applicable, the Pro Forma Adjustment shall have been made and related transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement (as of the last date in the case of a balance sheet item) in such test: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such transaction, in the case of a disposition of all or substantially all Equity Interests in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded, (b) any retirement of Indebtedness, (c) calculations of Borrower’s Senior Secured Net Leverage Ratio shall be calculated (i) without giving effect to any netting of cash proceeds from any incurrence of any Indebtedness and (ii) with giving effect to any reduction of cash used for any such related transaction (including any Restricted Payment) and (d) any Indebtedness incurred or assumed by the Borrower or any of its Subsidiaries in connection therewith (calculated without giving effect to any netting of cash proceeds from any such incurrence for purposes of calculations of the Borrower’s Senior Secured Net Leverage Ratio) and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to (A) above, the foregoing pro forma adjustments may be applied to any such test solely to the extent that such adjustments are consistent with the definition of Borrower CFADS and give effect to events (including operating expense reductions) that are (as determined by the Borrower in good faith) (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and its Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment.

“Public-Sider” means a Lender or any representative of such Lender that does not want to receive material non-public information (within the meaning of the federal and state securities laws) about the Borrower or its Subsidiaries.

“Ratings Reaffirmation Period” has the meaning assigned to such term in Section 6.04.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Register” has the meaning assigned to such term in Section 9.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time. If at any time there are two (2) or more Lenders with Revolving Credit Exposure, then at least two (2) such Lenders that otherwise satisfy the foregoing provisions of this definition shall be necessary to constitute Required Lenders (for purposes of determining the number of Lenders under this sentence, a Lender and any other Lenders that are Affiliates or Approved Funds of such Lender shall be counted as a single Lender).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower (in each case other than dividends, other distributions or payments payable solely in common stock of the Borrower or options, warrants or rights to purchase shares of such common stock).

23

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.03.

“S&P” means S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, and any successor thereto.

“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the (a) U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission of the United State of America.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.

“Secured Obligations” means (a) the Obligations, (b) the due and punctual payment and performance of all obligations of any Loan Party under each Hedging Agreement entered into with any counterparty that is a Hedge Bank (other than Excluded Swap Obligations) and (c) the due and punctual payment and performance of all obligations of any Loan Party (including overdrafts and related liabilities) under each Secured Cash Management Agreement.

“Secured Parties” means the Lenders, the Issuing Banks, the Administrative Agent and any other holder of any Secured Obligation.

“Security Documents” means the Pledge Agreement and each other security agreement executed and delivered pursuant to or in connection with this Agreement or any other Loan Document to secure any of the Secured Obligations.

“Senior Secured Indebtedness” means, at any date of determination, the aggregate principal amount of Total Debt outstanding on such date that is secured by a Lien on any asset or property of any Loan Party, which is not, by its terms, subordinated in right of payment to the Obligations.

24

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital in relation to its business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Event of Default” means an Event of Default pursuant to Section 7.01(a), (b), (h) or (i).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

25

“Swap Obligation” means, with respect to the Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period” means, at any date of determination, the period of the most recently completed four fiscal quarters of the Borrower ended on or prior to such date.

“Total Debt” shall mean, at any date, the aggregate principal amount of all Indebtedness for borrowed money (including purchase money Indebtedness), unreimbursed drawings under letters of credit, Capital Lease Obligations and Indebtedness obligations evidenced by notes or similar instruments, in each case of any Loan Party outstanding as of such date that would be reflected on a balance sheet of the Borrower prepared as of such date on a consolidated basis in accordance with GAAP (except as otherwise provided in the definition of Capital Lease Obligations).

“Transactions” means, the execution, delivery and performance by the Borrower of this Agreement.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by class and Type (e.g., a “Eurodollar Revolving Borrowing”).

26

Section 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time replaced, amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such replacements, amendments, amendments and restatements, supplements or modifications set forth herein), (b) any reference to any law or statute herein shall, unless otherwise specified, refer to such law or statute as amended, modified or supplemented from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.

Article II

The Credits

Section 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (ii) the aggregate Revolving Credit Exposure of all Lenders exceeding the aggregate Commitments of all Lenders. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

27

Section 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)          Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)          At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is not less than $5,000,000 and any integral multiple of $500,000 in excess thereof. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is not less than $1,000,000 and any integral multiple of $500,000 in excess thereof and; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Eurodollar Revolving Borrowings outstanding.

(d)          Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)          the aggregate amount of the requested Borrowing;

28

(ii)         the date of such Borrowing, which shall be a Business Day;

(iii)        whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)        in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)         the location and number of the bank account to which funds are to be disbursed.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04. [Reserved].

Section 2.05. [Reserved].

Section 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the LC Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, (i) Barclays Bank PLC and Royal Bank of Canada will only issue standby Letters of Credit and shall have no obligation hereunder to issue, and shall not issue, any commercial or trade Letters of Credit, (ii) the Issuing Banks shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made to any Person (y) to fund any activity or business of or with any Sanctioned Person, or in any country, region or territory, that at the time of such funding is the subject of any Sanctions or (z) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (iii) no Issuing Bank shall be under any obligation to amend or extend any Letter of Credit if (y) such Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof or (z) the beneficiary of such Letter of Credit does not accept the proposed amendment thereto and (iv) no Issuing Bank shall be under any obligation to issue any Letter of Credit if:

(A)         any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing in good faith deems material to it;

29

(B)         the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally;

(C)         except as otherwise agreed by the Administrative Agent and such Issuing Bank, such Letter of Credit is in an initial stated amount less than $10,000;

(D)         such Letter of Credit is to be denominated in a currency other than Dollars; or

(E)         such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(b)          Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by such Issuing Bank) to an Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three Business Days (or such short period as acceptable to such Issuing Bank)) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form appropriately completed and signed by a Financial Officer of the Borrower including agreed-upon draft language for such Letter of Credit reasonably acceptable to the applicable Issuing Bank in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $200,000,000, (ii) the aggregate undrawn amount of all outstanding Letters of Credit of any Issuing Bank at such time plus the aggregate amount of all LC Disbursements with respect to any such Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time shall not exceed such Issuing Bank’s Letter of Credit Sublimit; provided that any Issuing Bank may agree in its sole discretion and in writing to issue, amend, renew or extend a Letter of Credit in excess of its Letter of Credit Sublimit; provided, further that, for the avoidance of doubt, any such agreement shall not be deemed to increase such Issuing Bank’s Letter of Credit Sublimit and shall be made on a case-by-case basis without any consideration of previous agreements pursuant to the first proviso to this clause (ii) with respect to the applicable Letter of Credit (in the case of an amendment, renewal or extension) or otherwise, (iii) no Lender’s Revolving Credit Exposure shall exceed its Commitment and (iv) the aggregate Revolving Credit Exposure of all Lenders shall not exceed the aggregate Commitments of all Lenders.

30

(c)          Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d)          Participations. By the issuance of a Letter of Credit by an Issuing Bank (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of such Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of each Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)          Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse any Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

31

(f)          Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of an Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank with respect to such Letter of Credit may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)          Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuing Bank. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

32

(h)          Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the reimbursement is due and payable at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)          Replacement or Resignation of the Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. Any Issuing Bank may resign as an Issuing Bank if it ceases to be a Lender under this Agreement. The Administrative Agent shall notify the Lenders of any such replacement or resignation of such Issuing Bank. At the time any such replacement or resignation shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced or resigned Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of such replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to include reference to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement or resignation of any Issuing Bank hereunder, the replaced or resigned Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement or resignation, but shall not be required to issue additional Letters of Credit.

(j)          Cash Collateralization. Upon (w) the Maturity Date, (x) termination of the Commitments, (y) the circumstances described in Section 2.20(b)(ii) or (z) if any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, the Issuing Banks or Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 103% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the Maturity Date, termination of the Commitments or the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Issuing Banks or Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower upon the Borrower’s written request within three Business Days after all Events of Default have been cured or waived.

33

Section 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of a Loan Party maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b)          Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.08. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

34

(b)          To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)          Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)          the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)         the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)        whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)        if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)          Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)          If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if a Specified Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as a Specified Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

35

Section 2.09. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date and to the extent provided in Section 7.01.

(b)          The Borrower may at any time terminate, or from time to time reduce the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is not less than $1,000,000 and any integral multiple of $500,000 in excess thereof and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Revolving Credit Exposures would exceed the total Commitments.

(c)          The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.10. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date.

(b)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)          The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)          The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

36

(e)          Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.11. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b)          The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

Section 2.12. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the daily amount of the unused Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such commitment fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any commitment fees accruing after the date on which the Commitments terminate shall be payable on demand. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, the Commitment of any Lender shall be deemed to be used to the extent of the Revolving Credit Exposure of such Lender.

37

(b)          The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and such Issuing Bank on the face amount of each Letter of Credit of such Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit of such Issuing Bank or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)          The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)          The Borrower agrees to pay fees in the amounts and at the times agreed pursuant to the Fee Letters.

(e)          All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Banks, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.13. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)          The Loans comprising each Eurodollar Borrowing shall bear interest in the case of a Eurodollar Revolving Loan, at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)          [Reserved]

(d)          Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

38

(e)          Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)          All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14. Alternate Rate of Interest. (a) If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i)          the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including, without limitation, because the LIBO Screen Rate is not available or published on a current basis), for such Interest Period; or

(ii)         the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, and (B) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing.

39

(b)          If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate shall no longer be used for determining interest rates for loans, then reasonably promptly after such determination, the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate). Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.14(b), only to the extent the LIBO Rate for such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective and (y) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

Section 2.15. Increased Costs. (a) If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii)         impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)        subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs actually incurred or reduction actually suffered.

40

(b)          If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)          A certificate of a Lender or a Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, and setting forth in reasonable detail the manner in which such amount or amounts shall have been determined, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)          Notwithstanding anything to the contrary in this Agreement, no Lender nor Issuing Bank shall be entitled to request any payment or amount under this Section 2.15 unless such Lender or Issuing Bank is generally demanding payment (and certifies to the Borrower that it is generally demanding payment) under comparable provisions of its agreements with similarly situated borrowers of similar credit quality (provided, that the Administrative Agent shall be under no obligation to verify any such request of a Lender). Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), (d) [Reserved] or (e) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss (other than loss of profit or Applicable Rate), cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, and setting forth in reasonable detail the manner in which such amount or amounts shall have been determined, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

41

Section 2.17. Payments Free of Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)          Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)          Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.17, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)          Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

42

(e)          Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)          Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, original copies of such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)         Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)         any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of originals as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

43

(1)         in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)         executed originals of IRS Form W-8ECI;

(3)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit B-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4)         to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 on behalf of each such direct and indirect partner;

(C)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)         if a payment made to a Lender under any Loan Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

44

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)          Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)          Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)          Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

45

Section 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn, Chicago, Illinois 60603, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b)          If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)          If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

46

(d)          Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)          If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section until such obligations are satisfied, in the case of each of clause (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

(f)          The Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Secured Obligations after the occurrence and during the continuance of an Event of Default and agrees that the Administrative Agent may, and, upon either (A) the written direction of the Required Lenders or (B) the acceleration of the Obligations pursuant to Section 7.01, shall, apply all payments in respect of any Secured Obligations of such Borrower and all proceeds of Pledged Collateral in the following order:

first, to pay interest on and then principal of any portion of the Loans that the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or such Borrower;

second, to pay Secured Obligations in respect of any expense reimbursements or indemnities then due to the Administrative Agent;

third, to pay Secured Obligations in respect of any expense reimbursements or indemnities then due to the Lenders and the Issuing Banks;

fourth, to pay Secured Obligations in respect of any fees then due to the Administrative Agent, the Lenders and the Issuing Banks;

fifth, to pay interest then due and payable in respect of the Loans and LC Disbursements;

sixth, ratably to pay or prepay principal amounts on all other Loans and reimbursement obligations with respect to LC Disbursements, to pay all Secured Obligations in respect of Hedge Agreements and Secured Cash Management Agreements and to provide cash collateral for outstanding LC Exposure in respect of undrawn Letters of Credit in an amount equal to 103% of such LC Exposure; and

47

seventh, to the ratable payment of all other Secured Obligations;

provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any Secured Obligation described in any of clauses first through eighth above, the available funds being applied with respect to any such Secured Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Secured Obligation ratably, based on the proportion of the Administrative Agent’s and each Lender’s, Issuing Bank’s, Hedge Bank’s or Cash Management Bank’s interest in the aggregate outstanding Secured Obligations described in such clauses.

Section 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)          If (i) any Lender requests compensation under Section 2.15 or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.19(a), (ii) any Lender becomes Defaulting Lender or (iii) any Lender refuses to consent to any amendment, waiver or other modification of this Agreement requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) if such assignee is not then a Lender, the Borrower shall have received the prior written consent of the Administrative Agent and the Issuing Banks, which consent shall not be unreasonably withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) in accordance with the applicable Assignment and Assumption or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments and (iv) in the case of any such assignment resulting from a Lender refusing to consent to an amendment, waiver or other modification for which the Required Lenders have consented to, such assignee shall be deemed to have consented to the applicable amendment, waiver or other modification. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

48

Section 2.20. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)          the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that this clause (a) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(b)          if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)          all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time;

(ii)         if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent, cash collateralize for the benefit of the Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii)        if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)        if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12 shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)         if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was unutilized by such LC Exposure) and letter of credit fees payable under Section 2.12 with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized;

49

(c)          so long as such Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein);

(d)          No Defaulting Lender shall be entitled to receive any commitment fees payable under Section 2.12(a) for any period during which such Lender is a Defaulting Lender and the Borrower shall not be required to pay any such fee (except as otherwise provided in Section 2.20(b)(v)) that otherwise would have been required to have been paid to such Defaulting Lender; and

(e)          So long as any Lender is a Defaulting Lender, such Lender and its Affiliates will not be a Cash Management Bank or Hedge Bank with respect to any Secured Cash Management Agreement or Hedging Agreement entered into while such Lender was a Defaulting Lender.

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless such Issuing Bank shall have entered into arrangements with the Borrower or such Lender, satisfactory to such Issuing Bank to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

50

Section 2.21. Incremental Commitments. The Borrower may, by written notice to the Administrative Agent, from time to time and at any time up until and including the date that is five (5) Business Days prior to the Maturity Date, advise of the obtaining of one or more Incremental Commitments (each such increase, a “Commitment Increase”) in an aggregate amount not to exceed (a) $100,000,000, plus (b) so long as either a Pledge Release Period is then in effect or after giving effect to such Commitment Increase, the Borrower’s Senior Secured Net Leverage Ratio (assuming such Commitment Increase is fully drawn and otherwise on a Pro Forma Basis as of the then most recently ended Test Period) shall not exceed 2.00:1.00, $100,000,000; provided that, in either case, (i) no Event of Default shall exist after giving effect to the incurrence of such Commitment Increase and (ii) after giving effect to such Commitment Increase, the Borrower shall be in compliance with the financial covenant set forth in Section 6.08 (assuming such Commitment Increase is fully drawn and otherwise on a Pro Forma Basis as of the then most recently ended Test Period); provided, further that, to the extent then available, each Commitment Increase shall apply to clause (b) of this Section 2.21 prior to clause (a). Such notice shall set forth (i) the amount of such Commitment Increase (provided; however, that the amount of each Commitment Increase shall be in an aggregate principal amount that is not less than $10,000,000) and (ii) the date on which each such Incremental Commitment is requested to become effective (which shall not be later than the Maturity Date) (each such date, an “Incremental Effective Date”). Commitment Increases may be provided by any existing Lender or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”), provided that the Administrative Agent shall have consented (such consent not to be unreasonably withheld or delayed) to such Lender’s or Additional Lender’s providing such Commitment Increases if such consent would be required under Section 9.04 for an assignment of Revolving Loans or Commitments, as applicable, to such Lender or Additional Lender. Commitments in respect of Commitment Increases shall become Commitments (or in the case of a Commitment Increase to be provided by an existing Lender, an increase in such Lender’s Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement, executed by the Borrower, each Lender agreeing to provide such Commitment Increase, if any, each Additional Lender, if any, and the Administrative Agent, and, in the case of an Additional Lender, setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all of the terms and provisions hereof. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.21. No Lender shall be obligated to provide any Commitment Increases, unless it so agrees. Upon each increase in the Commitments pursuant to this Section 2.21, (a) each Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Commitment Increase (each, a “Commitment Increase Lender”) in respect of such increase, and each such Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding LC Exposure such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in LC Exposure held by each Lender (including each such Commitment Increase Lender) will equal the percentage of the total Commitments represented by such Lender’s Commitment and (b) if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Commitment Increase be prepaid from the proceeds of additional Revolving Loans made hereunder (reflecting such increase in Commitments), which prepayment shall be accompanied by accrued interest on the Revolver Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.16. The Administrative Agent and the Lenders hereby agree that the minimum borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence. The Administrative Agent shall promptly notify each Lender of the execution and delivery of each Incremental Amendment. As of each Incremental Effective Date, this Agreement shall be deemed supplemented by each such Incremental Amendment, each such applicable Additional Lender shall be a “Lender” hereunder, and each such Incremental Lender’s Incremental Commitment shall be its “Commitment” hereunder (in the case of an Additional Lender) or shall increase its Commitment hereunder (in the case of an existing Lender).

51

Article III

Representations and Warranties

The Borrower represents and warrants to the Lenders, as of the Effective Date and on the date that any Loan is made or any Letter of Credit is issued, amended, extended or renewed after the Effective Date, that:

Section 3.01. Organization; Powers. Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except in the case of clauses (b) and (c) where the failure with respect thereto, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.02. Authorization; Enforceability. The execution and delivery hereof by the Loan Parties hereof, and the performance of their respective obligations hereunder are within each of the Loan Parties’ corporate powers and have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by each Loan Party hereto and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03. Governmental Approvals; No Conflicts. The execution and delivery hereof by the Loan Parties hereof, and the performance of their respective obligations hereunder (a) do not require any Loan Party to obtain, make or take, as applicable, any consent or approval of, registration or filing with, or any other action with respect to, any Governmental Authority, except such as have been obtained, made or taken, as applicable, and are in full force and effect, (b) will not violate any law or regulation applicable to any Loan Party or the charter, by-laws or other organizational documents of any Loan Party or any order of any Governmental Authority to which any Loan Party is subject, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party (other than pursuant to any Security Document).

Section 3.04. Financial Condition; No Material Adverse Change; Solvency. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2016, reported on by KPMG LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2017, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

52

(b)          Since December 31, 2016, there has been no change in the business, assets, operations, or financial condition of the Borrower and its Subsidiaries, taken as a whole, that could reasonably be expected to result in a Material Adverse Effect.

(c)          Both before and after giving effect to (a) the Loans (if any) made on the Effective Date and (b) the disbursement of the proceeds of such Loans to or as directed by the Borrower, the Loan Parties and their Subsidiaries taken as a whole are Solvent on the Effective Date.

Section 3.05. Properties. (a) Each Loan Party has good title to, or valid leasehold or other interests in, all its real and personal property material to its business, except as could not reasonably be expected to have a Material Adverse Effect.

(b)          The Borrower owns, is licensed to use, or has the legal right to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the actual knowledge of the Borrower, threatened against or affecting any Loan Party (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b)          Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability nor (iv) knows of any basis for any Environmental Liability.

(c)          Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 3.07. Compliance with Laws and Agreements. Each Loan Party is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

Section 3.08. Investment Company Status. No Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

53

Section 3.09. Taxes. Each Loan Party has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the applicable Loan Party has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.10. ERISA. (a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on those assumptions used for disclosure of such obligations in corporate financial statements in accordance with GAAP) did not, as of the most recent statements available, exceed the aggregate value of the assets for each plan by an amount in the aggregate for all such plans that would reasonably be expected to have a Material Adverse Effect.

(b)          The Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.

Section 3.11. Disclosure. Each Loan Party has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Loan Parties to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that projected financial information is subject to significant contingencies and assumptions, many of which are beyond the control of the Loan Parties and their respective Subsidiaries, and that no assurance can be given that the projections or forecasts will be realized).

Section 3.12. Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Loan Parties, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions, and the Loan Parties, their Subsidiaries and, to the actual knowledge of the Borrower, their respective officers, employees and directors, are in compliance with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions in all material respects. None of (a) the Loan Parties, their Subsidiaries or, to the actual knowledge of the Borrower, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Loan Parties that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No proceeds of any Borrowing or any Letter of Credit will be used directly, or to the actual knowledge of the Borrower, indirectly in any manner which would violate Anti-Corruption Laws or applicable Sanctions.

54

Section 3.13. Margin Regulations. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Loans hereunder will be used to buy or carry any Margin Stock.

Article IV

Conditions

Section 4.01. Effective Date. The obligations of the Lenders to make Commitments and Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective (and the initial Loans (if any are to be made on the Effective Date) shall not be funded) until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)          The Administrative Agent (or its counsel) shall have received from each party thereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)          The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of White & Case LLP, counsel for the Loan Parties, and covering such other matters relating to the Borrower, the Guarantor, the Loan Documents or the Transactions as the Administrative Agent or the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(c)          The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d)          If any Loans are to be made, or Letters of Credit issued, on the Effective Date (other than those made or used pursuant to Section 9.17), the Administrative Agent shall have received a Borrowing Request in accordance with Section 2.03.

(e)          The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced at least two Business Days prior to the Effective Date, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(f)          The representations and warranties of the Loan Parties set forth in this Agreement shall be true and correct on and as of the Effective Date and the Administrative Agent shall have received a Borrower certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer (or other officer with equivalent duties) of the Borrower, with respect thereto.

55

(g)          On the Effective Date, the Borrower shall have no outstanding secured Indebtedness for borrowed money other than the Obligations.

(h)          Upon the reasonable request of any Lender made at least five Business Days prior to the Effective Date, the Borrower shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least three Business Days prior to the Effective Date.

Section 4.02. Each Credit Event after the Effective Date. The obligation of each Lender to make a Loan on the occasion of any Borrowing after the Effective Date, and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit after the Effective Date, is subject to the satisfaction of the following conditions:

(a)          The representations and warranties of the Borrower set forth in this Agreement shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

(b)          At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c)          Such Borrowing or Letter of Credit issuance shall not occur during a Ratings Reaffirmation Period.

Each such Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

Article V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated , in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that on and after the Effective Date:

Section 5.01. Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent and each Lender, including their Public-Siders:

56

(a)          within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification commentary or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)          within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)          concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.08;

(d)          promptly after the same become publicly available, copies of all reports on Form 8-K filed by it with the SEC, or any Governmental Authority succeeding to any of or all the functions of the SEC, or copies of all reports distributed to its shareholders, as the case may be; and

(e)          promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Loan Party, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

Information required to be delivered pursuant to this Section shall be deemed to have been delivered on the date on which the Borrower provides notice (reasonably identifying where the applicable disclosure may be obtained) to the Administrative Agent that such information has been posted on the Borrower’s website on the internet at www.macquarie.com/mic, or on the SEC’s website on the internet at www.sec.gov or at another website identified in such notice and accessible by the Lenders without charge.

Section 5.02. Notices of Material Events. Promptly (and in any event within five Business Days) after any executive officer of the Borrower obtaining actual knowledge thereof, the Borrower will furnish to the Administrative Agent and each Lender written notice of the following:

(a)          the occurrence of any Default;

57

(b)          the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party thereof that could reasonably be expected to result in a Material Adverse Effect;

(c)          the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of any Loan Party in an aggregate amount exceeding $25,000,000;

(d)          the announcement of a change in any Debt Rating established or deemed to have been established for the Facility Debt;

(e)          the occurrence of a Pledge Release Date; and

(f)          the occurrence of a Pledge Trigger Date;

provided, that in each case the Borrower shall not be required to provide separate notice of any event disclosed in any report promptly filed with the SEC if the Borrower has provided notice to the Administrative Agent in accordance with the last paragraph of Section 5.01 as long as the Borrower has provided notice reasonably identifying where the applicable disclosure may be obtained to the Administrative Agent that such information has been posted.

Section 5.03. Existence; Conduct of Business. Each Loan Party will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

Section 5.04. Payment of Obligations. Each Loan Party will pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

Section 5.05. Maintenance of Properties; Insurance. Each Loan Party will (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Section 5.06. Books and Records; Inspection Rights. Each Loan Party will keep proper books of record and account in which full, true and correct entries are made of all material dealings and transactions in relation to its business and activities. Each Loan Party will permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and (in the presence of officers of the Borrower, whether by phone or in person) independent accountants (excluding, in each case contracts and other information subject to obligations of any Loan Party under applicable confidentiality provisions or attorney-client privilege), all at such reasonable times and as often as reasonably requested (but, so long as no Event of Default has occurred and is continuing, not more often than once in every twelve (12) month period from the date hereof), all at the expense of the applicable Lender (provided that during the continuation of any Default any expense of the Lenders in connection with the foregoing shall be for the account of the Borrower).

58

Section 5.07. Compliance with Laws. Each Loan Party will comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including the filing of all Tax returns required to be filed), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 5.08. Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only for general corporate purposes (including without limitation to finance Acquisitions). No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Terrorism Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions or Anti-Terrorism Laws applicable to any party hereto.

Section 5.09. Credit Ratings. The Borrower will use commercially reasonable efforts to obtain and maintain (but not obtain or maintain a specific rating) a public corporate credit rating of the Borrower from at least one of S&P and Moody’s.

Section 5.10. Cash Distributions. Upon and during the continuance of any Event of Default, if requested to do so by the Administrative Agent, the Borrower will use commercially reasonable efforts to obtain cash distributions from its Subsidiaries (to the extent such cash is then on hand at the Subsidiaries and Available for Distribution).

Section 5.11. Additional Collateral. Except during a Pledge Release Period, promptly following the acquisition by (including by transfer to or formation of a Subsidiary by) the Borrower of (y) any Pledged Equity or (z) any intercompany notes or instruments referred to in Section 6.01(c) in an aggregate principal amount in excess of $25,000,000, the Borrower shall deliver to the Administrative Agent all certificates, instruments, promissory notes and other documents (in each case, if any) representing such Pledged Equity or intercompany Indebtedness, together with (i) in the case of certificated Equity Interests, undated stock powers endorsed in blank and (ii) in the case promissory notes, instruments and other certificated debt securities, endorsed in blank, in each case executed and delivered by an authorized officer of the Borrower.

59

Article VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Loan Parties covenant and agree with the Lenders that on and after the Effective Date:

Section 6.01. Indebtedness. The Guarantor will not create, incur, assume or permit to exist any Indebtedness of the Guarantor, except:

(a)          Guarantees of Indebtedness created under any Loan Document;

(b)          Indebtedness existing on the date hereof and set forth in Schedule 6.01;

(c)          Indebtedness owing to the Borrower; provided that if such Indebtedness shall be evidenced by intercompany promissory notes, all such notes shall be subject to the Lien of the Pledge Agreement;

(d)          Indebtedness owing to any of its Subsidiaries in the aggregate at any time outstanding not in excess of $70,000,000;

(e)          Guarantees of Permitted Borrower Secured Debt;

(f)          Permitted Guarantor Debt;

(g)          Guarantees of Permitted Borrower Junior Secured Debt; provided that such guarantee shall be on a subordinated basis and a representative acting on behalf of the holders of such Permitted Borrower Junior Secured Debt and the Administrative Agent shall have executed and delivered a subordination agreement, the form and substance of which shall be satisfactory to the Administrative Agent in its reasonable judgment;

(h)          Guarantees of unsecured Indebtedness incurred by the Borrower; provided that, (i) the proceeds thereof are being concurrently used to finance an acquisition not prohibited by this Agreement and related fees and expenses, (ii) no Event of Default shall exist at the time of such acquisition or, in the case of an acquisition not conditioned on the obtaining of financing therefor, at the time of entering into a binding agreement in respect of such acquisition; (iii) such unsecured Indebtedness shall not be Guaranteed by any Person other than the Guarantor; (iv) the terms and provisions of such unsecured Indebtedness shall not be more restrictive, taken as a whole, to the Loan Parties than those applicable hereto at the time of incurrence of such unsecured Indebtedness, unless such other terms (1) apply only after the Maturity Date at the time of incurrence of such unsecured Indebtedness, (2) shall also apply hereto (which such application shall not require the consent of the Lenders or the Administrative Agent if so reasonably determined by the Borrower) or (3) relate only to mandatory prepayments customary for such type of unsecured Indebtedness, premiums (including make-whole provisions), interest, fees or maturity or amortization; (v) either (x) a Pledge Release Period shall have occurred and be continuing or (y) such Guarantee shall be on a subordinated basis and a representative acting on behalf of the holders of such unsecured Indebtedness and the Administrative Agent shall have executed and delivered a subordination agreement, the form and substance of which shall be satisfactory to the Administrative Agent in its reasonable judgment; and (vi) such Guarantee shall provide for automatic subordination on terms reasonably satisfactory to the Administrative Agent during any period that a Pledge Release Period is not then in effect; and

60

(i)          (a) any replacement, renewal, refinancing or extension of any Indebtedness referenced in clauses (b), (c), (d) and (f) of this Section 6.01 that does not exceed the aggregate principal amount (plus associated fees and expenses) of the Indebtedness being replaced, renewed, refinanced or extended (except that accrued and unpaid interest not delinquent in accordance with its terms may be part of any refinancing pursuant to this clause) and that otherwise complies with this Agreement and (b) Permitted Refinancing Indebtedness of any Indebtedness referenced in clauses (e), (g) and (h) of this Section 6.01.

Section 6.02. Liens. No Loan Party will create, incur, assume or permit to exist any Lien on any of its property or assets, whether now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)          Liens pursuant to any Loan Document;

(b)          Permitted Encumbrances;

(c)          any Lien existing on any property or asset prior to the acquisition thereof by the Loan Parties; provided that (i) such Lien does not attach to any Equity Interests or intercompany notes held or acquired by the Borrower, (ii) such Lien was not created in anticipation of such acquisition, (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition and (iv) the aggregate amount of Indebtedness secured by all Liens permitted by this clause (c) shall not exceed at any time outstanding $50,000,000;

61

(d)          Liens granted by the Borrower securing senior secured first lien or junior lien Indebtedness incurred by the Borrower (such secured Indebtedness, “Permitted Borrower Secured Debt”); provided that, (i) no Event of Default shall exist after giving effect to the incurrence of such Permitted Borrower Secured Debt unless the proceeds thereof are being concurrently used to finance an acquisition and such acquisition is not conditioned on the obtaining of financing therefor, in which case no Event of Default shall exist at the time of entering into a binding agreement in respect of such acquisition; (ii) either a Pledge Release Period is then in effect or after giving effect to the incurrence of such Permitted Borrower Secured Debt (on the date of incurrence thereof or, if the proceeds thereof are being concurrently used to finance an acquisition, on the date of entering into a binding agreement in respect of such acquisition), the Borrower’s Senior Secured Net Leverage Ratio (calculated on a Pro Forma Basis as of the then most recently ended fiscal quarter of the Borrower, including, for the avoidance of doubt, with respect to the calculation of Borrower CFADS) shall not exceed 2.00:1.00; (iii) such Permitted Borrower Secured Debt shall not be Guaranteed by any Person other than the Guarantor and shall not be secured by a Lien on any assets other than Pledged Collateral; (iv) subject to the limitations in clauses (v) and (vi) below, the terms and provisions of such Permitted Borrower Secured Debt shall not be more restrictive, taken as a whole, to the Loan Parties than those applicable hereto at the time of incurrence of such Permitted Borrower Secured Debt, unless such other terms (1) apply only after the Maturity Date at the time of incurrence of such Permitted Borrower Secured Debt, (2) shall also apply hereto (which such application shall not require the consent of the Lenders or the Administrative Agent if so reasonably determined by the Borrower) or (3) relate only to mandatory prepayments customary for such type of Permitted Borrower Secured Debt, premiums (including make-whole provisions), interest, fees or (subject to the foregoing) maturity or amortization; (v) the Weighted Average Life to Maturity of such Permitted Borrower Secured Debt shall be no shorter than that hereof in effect at the time of incurrence of such Permitted Borrower Secured Debt; (vi) the Stated Maturity of such Permitted Borrower Secured Debt shall be no shorter than the Maturity Date at the time of incurrence of such Permitted Borrower Secured Debt; (vii) a representative acting on behalf of the holders of such Permitted Borrower Secured Debt and the Administrative Agent shall have executed and delivered a pari passu intercreditor agreement or a second lien intercreditor agreement, as applicable, the form and substance of which shall be satisfactory to the Administrative Agent and the Required Lenders in their reasonable judgment; and (viii) a Pledge Release Period shall not have occurred and be continuing;

(e)          Liens granted by the Guarantor on Equity Interests of any of its Subsidiaries securing Indebtedness of such Subsidiary (or its Subsidiaries);

(f)          other Liens securing Indebtedness or other obligations in an aggregate principal amount at the time of incurrence of any such Indebtedness or other obligations not exceeding at any time outstanding $100,000,000; provided that, in the case of Indebtedness, such Liens attach only to cash, Cash Equivalents, accounts with banks and other financial institutions (including deposit, savings and securities accounts) and proceeds thereof; and

(g)          Liens granted by the Borrower securing junior lien Indebtedness incurred by the Borrower (such secured Indebtedness, “Permitted Borrower Junior Secured Debt”); provided that, (i) the proceeds thereof are being concurrently used to finance an acquisition not prohibited by this Agreement and related fees and expenses, (ii) no Event of Default shall exist at the time of such acquisition or, in the case of an acquisition not conditioned on the obtaining of financing therefor, at the time of entering into a binding agreement in respect of such acquisition; (iii) such Permitted Borrower Junior Secured Debt shall not be Guaranteed by any Person other than the Guarantor and shall not be secured by a Lien on any assets other than Pledged Collateral on a junior basis; (iv) the terms and provisions of such Permitted Borrower Junior Secured Debt shall not be more restrictive, taken as a whole, to the Loan Parties than those applicable hereto at the time of incurrence of such Permitted Borrower Junior Secured Debt, unless such other terms (1) apply only after the Maturity Date at the time of incurrence of such Permitted Borrower Junior Secured Debt, (2) shall also apply hereto (which such application shall not require the consent of the Lenders or the Administrative Agent if so reasonably determined by the Borrower) or (3) relate only to mandatory prepayments customary for such type of Permitted Borrower Junior Secured Debt, premiums (including make-whole provisions), interest, fees or maturity or amortization; (v) a representative acting on behalf of the holders of such Permitted Borrower Junior Secured Debt and the Administrative Agent shall have executed and delivered a second lien intercreditor agreement, the form and substance of which shall be satisfactory to the Administrative Agent and the Required Lenders in their reasonable judgment; and (vi) a Pledge Release Period shall not have occurred and be continuing.

62

Section 6.03. Fundamental Changes. (a) No Loan Party will merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (y) any Subsidiary or other Person may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving entity; provided that the Borrower shall pledge all Equity Interests and intercompany notes in any entity that becomes a direct Subsidiary of the Borrower as a result thereof to the Secured Parties in accordance with the Pledge Agreement and Section 5.11 and (z) any Subsidiary or other Person (other than the Borrower) may merge into or consolidate with the Guarantor in a transaction in which the Guarantor is the surviving entity.

(b)          No Loan Party will engage or permit its Subsidiaries to engage to any material extent in any business other than (x) businesses of the type conducted by the Loan Parties and their respective Subsidiaries on the date hereof, (y) current or future infrastructure and infrastructure-like businesses and (z) businesses reasonably similar to, or reasonably related or incidental to, any of the foregoing.

Section 6.04. Asset Sales. No Loan Party will sell, transfer, lease or otherwise dispose of (in one transaction or in a series of related transactions) all or substantially all of their Equity Interests in IMTT or Atlantic (or any Subsidiary of the Guarantor which is a direct or indirect holding company of IMTT or Atlantic) or permit the sale, transfer, lease or other disposition of all or substantially all of the assets of IMTT or Atlantic, except that such sales, transfers, leases or other dispositions shall be permitted; provided that (a) no Lender shall have any obligation to make Revolving Loans hereunder during the period commencing with the consummation of such sale, transfer, lease or disposal and ending on the earlier of (y) the date that the Revolving Loans are repaid and the Commitments are permanently reduced by an amount equal to the Net Cash Proceeds thereof (without deducting for any reinvestment) and (z) the date that one of S&P or Moody’s (if only one such rating agency then maintains a Debt Rating) or at least two of S&P, Moody’s and Fitch (if two or more such rating agencies then maintain a Debt Rating) reaffirms its respective Debt Rating after accounting for the effects thereof (such period, the “Ratings Reaffirmation Period”) and (b) if (y) neither S&P nor Moody’s then maintains a Debt Rating or (z) S&P or Moody’s (if only one such rating agency then maintains a Debt Rating) or at least two of S&P, Moody’s and Fitch (if two or more such rating agencies then maintain a Debt Rating), as applicable, does not reaffirm (or downgrades) its respective Debt Rating within 30 days of such sale or other disposition, the Net Cash Proceeds thereof (without deducting for any reinvestment) shall be applied (within 5 days thereafter) to repay the Revolving Loans and permanently reduce the Commitments; provided that if S&P or Moody’s (if only one such rating agency then maintains a Debt Rating) or if at least two of S&P, Moody’s and Fitch (if two or more such rating agencies then maintain a Debt Rating) reaffirms or upgrades its Debt Rating within 30 days of such sale or other disposition, such Net Cash Proceeds used to prepay Revolving Loans may be adjusted for any reinvestment pursuant to the definition of Net Cash Proceeds.

63

Section 6.05. Restricted Payments. The Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that the Borrower shall be permitted to (i) declare and make Restricted Payments so long as, on the date of such declaration or agreement to pay (or, if no declaration or agreement is made, on the date such Restricted Payment is made), (a) either a Pledge Release Period is then in effect or after giving effect to such Restricted Payment, the Borrower’s Senior Secured Net Leverage Ratio (calculated on a Pro Forma Basis as of the then most recently ended fiscal quarter of the Borrower) is no greater than 3.00:1.00 and (b) no Event of Default then exists, (ii) purchase, redeem or otherwise acquire or retire for value Equity Interests of the Borrower held by officers, directors or employees or former officers, directors or employees (or their estates or beneficiaries under their estates), upon death, disability, retirement, severance or termination of employment or pursuant to any agreement under which such Equity Interest was issued or any employment agreement approved by Board of Directors of the Borrower, (iii) repurchase, redeem or otherwise acquire for value Equity Interest of the Borrower to the extent deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interest (including in connection with a share bonus issue, distribution, share subdivision, share consolidation, merger, consolidation or other business combinations), (iv) repurchase Equity Interests to the extent deemed to occur upon the exercise of stock or share options, warrants or other convertible or exchangeable securities, including without limitation in satisfaction of exercise price or tax obligations and (v) pay cash in lieu of the issuance of fractional shares (including upon the exercise of options, warrants or other rights to purchase or the conversion or exchange of Equity Interests).

Section 6.06. Transactions with Affiliates. No Loan Party will sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of their Affiliates, except (a) in the judgment of the Board of Directors of the Borrower (acting in good faith), at prices and on terms and conditions not less favorable to the Loan Parties than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate, (c) transactions contemplated by the Management Agreement, (d) any Restricted Payment permitted by Section 6.05 or (e) any arrangements with officers, directors, representatives or other employees relating specifically to employment as such.

Section 6.07. Restrictive Agreements. No Loan Party will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party to create, incur or permit to exist any Lien upon any of its property or assets, or (b) in the case of the Guarantor, the ability of the Guarantor to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law, by any agreement with respect to Permitted Borrower Secured Debt or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.07 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a subsidiary pending such sale, provided that such restrictions and conditions apply only to the subsidiary that is to be sold and such sale is permitted hereunder, (iv) the foregoing shall not apply to restrictions and conditions imposed by any agreement relating to secured Indebtedness permitted under Sections 6.02(c), (e) or (f) if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

64

Section 6.08. Financial Covenant. The minimum ratio of Borrower CFADS to Net Cash Interest Expense of the Loan Parties shall be no less than 4.00 to 1.00 for any period of four consecutive fiscal quarters of the Borrower.

Section 6.09. Upstream Guarantees; Subsidiary Indebtedness; Grants of Security Interests in Subsidiary Equity Interests.

(a)          The Borrower will not permit any of its Subsidiaries to Guarantee any Indebtedness of the Borrower unless such Subsidiary Guarantees the Secured Obligations equally and ratably on substantially the same terms; and

(b)          No Loan Party will permit any Subsidiary (other than the Guarantor) to Guarantee Indebtedness of any Subsidiary, except Indebtedness of direct or indirect Subsidiaries of any such Subsidiary or any parent company of any such Subsidiary (other than a Loan Party); and

(c)          No Loan Party will permit any Subsidiary (other than the Guarantor) to grant any security interest in any of its assets (including any Equity Interests) for the purpose of securing Indebtedness of any Subsidiary, except security interests securing (y) Indebtedness of such Subsidiary or any parent company of such Subsidiary (other than a Loan Party) or (z) Guarantees by such Subsidiary of Indebtedness of its Subsidiaries or any parent company of such Subsidiary (other than a Loan Party).

Notwithstanding the foregoing (i) MIC Hawaii Holdings LLC or any of its subsidiaries may Guarantee (and/or grant security interests to secure) Indebtedness of MIC Hawaii Holdings LLC and/or any of its subsidiaries, (ii) Macquarie Terminal Holdings, LLC or any of its subsidiaries may Guarantee (and/or grant security interests to secure) Indebtedness of Macquarie Terminal Holdings, LLC and/or any of its subsidiaries, (iii) MIC Renewable Energy Holdings, LLC or any of its subsidiaries may Guarantee (and/or grant security interests to secure) Indebtedness of MIC Renewable Energy Holdings, LLC and/or any of its subsidiaries, (iv) Atlantic Aviation FBO Holdings LLC or any of its subsidiaries may Guarantee (and/or grant security interests to secure) Indebtedness of Atlantic Aviation FBO Holdings LLC and/or any of its subsidiaries and its direct and indirect subsidiaries, (v) MIC Logistics Holdings LLC or any of its subsidiaries may Guarantee (and/or grant security interests to secure) Indebtedness of MIC Logistics Holdings LLC and/or any of its subsidiaries and its direct and indirect subsidiaries, and (vi) any directly owned Subsidiary of the Guarantor acquired after the date hereof or any of the subsidiaries of such directly owned Subsidiary may Guarantee (and/or grant security interests to secure) Indebtedness of such directly owned Subsidiary and/or any of its subsidiaries.

Article VII

Events of Default

Section 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing after the Effective Date:

(a)          the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

65

(b)          the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)          any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)          the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to the Borrower’s legal existence) or 5.08 or in Article VI;

(e)          the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f)          any Loan Party shall fail to make any payment (whether of principal or interest and regardless of amount) beyond the applicable grace period, if any, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, in respect of any Material Indebtedness (other than Indebtedness hereunder) having an aggregate outstanding principal amount (individually or in the aggregate with all other Indebtedness as to which such a failure shall exist) of not less than $100,000,000;

(g)          any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)          an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)          any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against them in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action for the purpose of effecting any of the foregoing;

66

(j)          any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)          one or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 (to the extent not covered by independent third-party insurance, which has been notified of the potential claim and does not dispute coverage) shall be rendered against the Borrower, the Guarantor or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party to enforce any such judgment;

(l)          ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)          any provision of the Guaranty Agreement or Pledge Agreement after delivery thereof shall for any reason fail or cease to be valid and binding on, or enforceable against, any Loan Party party thereto, or any Loan Party shall so state in writing;

(n)          the Pledge Agreement shall for any reason fail or cease to create a valid and enforceable Lien on any Pledged Collateral (as defined therein) purported to be covered thereby or, except as permitted by the Loan Documents, such Lien shall fail or cease to be a perfected and first priority Lien, or any Loan Party shall so state in writing; or

(o)          a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

67

Section 7.02. Borrower’s Right to Cure. Notwithstanding anything to the contrary contained in this Article VII, in the event that the Borrower fails to comply with the requirements of Section 6.08, until the expiration of the tenth Business Day subsequent to the date the certificate calculating such compliance is required to be delivered pursuant to Section 5.01(a) or (b) (the period from such failure to comply to such tenth Business Day, the “Equity Cure Period”), the Borrower shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of the Borrower (collectively, the “Equity Cure Right”), and upon the receipt by the Borrower of such cash before such tenth Business Day (the “Equity Cure Amount”) pursuant to the exercise by the Borrower of such Equity Cure Right compliance with the covenants set forth in Section 6.08 shall be recalculated giving effect to the following pro forma adjustments:

(a)          Borrower CFADS shall be increased, solely for the purpose of measuring compliance with Section 6.08 and not for any other purpose under this Agreement, by an amount equal to the Equity Cure Amount; and

(b)          if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of Section 6.08, the Borrower shall be deemed to have satisfied the requirements of Section 6.08 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 6.08 that had occurred shall be deemed cured for the purposes of this Agreement.

Notwithstanding anything herein to the contrary, (a) in each four-fiscal-quarter period there shall be at least two fiscal quarter in which the Cure Right is not exercised, (b) the Cure Amount shall be no greater than the amount required for purposes of complying with Section 6.08 as of the relevant date of determination, and (c) no more than five (5) Cure Rights may be exercised in the aggregate. Neither the Administrative Agent nor any Lender may exercise any rights or remedies under Section 7.01 (or under any other Loan Document) on the basis of any actual or purported Event of Default resulting from a breach of Section 6.08 until and unless the Equity Cure Period with respect thereto shall have expired without the Equity Cure Amount having been received by the Borrower (it being understood, however, that no Borrowing nor issuance of any Letter of Credit shall occur until receipt by the Borrower of the Equity Cure Amount).

Article VIII

The Administrative Agent

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

68

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

69

The Administrative Agent is authorized to enter into any intercreditor agreement contemplated hereby with respect to Indebtedness that is (i) required or permitted to be subordinated hereunder and/or (ii) secured by Liens and which Indebtedness contemplates an intercreditor, subordination or collateral trust agreement (any such other intercreditor agreement, an “Additional Agreement”), and the parties hereto acknowledge that any Additional Agreement is binding upon them. Each Lender and each Issuing Bank (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any Additional Agreement and (b) hereby authorizes and instructs the Administrative Agent to enter into the any Additional Agreement and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to the secured parties party to any Additional Agreement to extend credit to the Borrower and such secured parties are intended third-party beneficiaries of such provisions and the provisions of any Additional Agreement.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the prior written consent of the Borrower (unless a Specified Event of Default has occurred and is then continuing), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

70

Article IX

Miscellaneous

Section 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)	if to the Borrower, to it at :

Macquarie Infrastructure Corporation

125 W. 55th Street, Level 15
New York, NY 10019
Attention of Liam Stewart and Michael Kernan
Telecopy No. (212) 231-1838

(ii)	if to the Administrative Agent, to it at:

JPMorgan Chase Bank, N.A.,
Loan and Agency Services Group,
10 South Dearborn
Chicago, Illinois 60603
Attention of Duyanna Goodlet
Phone No. (312) 385-7106
Telecopy No. (888) 292-9533
Email: jpm.agency.servicing.4@jpmchase.com

with a copy to:

JPMorgan Chase Bank, N.A.
10 South Dearborn
Chicago, Illinois 60603
Attention of Kenneth J. Fatur
Telecopy No.: (312) 732-1762;

(iii)	if to Barclays Bank PLC, as an Issuing Bank, to it at:

Barclays Bank PLC
Letter of Credit Department
745 Seventh Avenue
New York, NY 10019
Attention: Dawn Townsend
Phone: (212) 320-7534
Email: Dawn.Townsend@barclays.com and XraLetterofCredit@barclays.com

71

(iv)	if to JPMorgan Chase Bank, N.A., as an Issuing Bank, to it at:

JPMorgan Chase Bank, N.A.,
Chicago LC Agency Activity Team
10 South Dearborn, Floor7
Chicago, Illinois 60603
Attention of: Chicago LC Agency Activity Team
Phone: (855) 609-9959
Email: chicago.lc.agency.activity.team@jpmorgan.com

with a copy to:

JPMorgan Chase Bank, N.A.
10 South Dearborn
Chicago, Illinois 60603
Attention of Kenneth J. Fatur
Telecopy No.: (312) 732-1762;

(v)	if to Bank of America, N.A., as an Issuing Bank, to it at:

Bank of America, N.A.
700 Louisiana, 8th Floor
Attention of: Adam Rose
Phone: 713 247 7755
Email: adam.rose@baml.com

(vi)	if to Citizens Bank, as an Issuing Bank, to it at:

Citizens Bank
20 Cabot Road
Medford, MA 02155
Attention of: Connie Chan
Phone: 781-655-4249
Email: dl-intlsblcpart@cfgcustomers.com

(vii)	if to Credit Agricole Corporate and Investment Bank, as an Issuing Bank, to it at:

Credit Agricole Corporate and Investment Bank
1301 Avenue of the Americas
New York, NY 10019
Attention: Documentary and Guarantees Operations
Phone: (212) 261-3255/3324
Email: cbs.lcadmin@ca-cib.com

(viii)	if to Mizuho Bank, Ltd., as an Issuing Bank, to it at:

Mizuho Bank, Ltd.
1800 Plaza Ten,
Harborside Financial Ctr.
Jersey City, NJ 07311
Attention of: Brandon Weidenfeld
Phone: (201) 626-9448
Email: lau_uscorp3@mizuhocbus.com

72

(ix)	if to Regions Bank, as an Issuing Bank, to it at:

Regions Bank
201 Milan Parkway, 1st Floor
Birmingham, AL 35211
Attention of: Global Trade Services
Phone: 1-866-828-6928
Email: commerciallcdocuments@regions.com

(x)	if to Royal Bank of Canada, as an Issuing Bank, to it at:

Royal Bank of Canada
30 Hudson Street, 28th Floor
Jersey City, NJ 07302-4699
Attention of: Credit Administration
Phone: (212) 428-6298
Fax: (212) 428-3015
Email: CM-USA-NYCreditAdministration@rbc.com

(xi)	if to SunTrust Bank, as an Issuing Bank, to it at:

SunTrust Bank
17th FL (Mail Code 3707)
245 Peachtree Center Ave.
Atlanta, GA 30303
Attention of: Letter of Credit and Trade Services
Phone: (800) 951-7847
Fax: (801) 567-6205
Email: LCandTradeServices@suntrust.com

(xii)	if to Wells Fargo Bank, N.A., as an Issuing Bank, to it at:

US Standby Trade Services
Wells Fargo Bank
1401 N. Research Pkwy, 1st Floor
Winston-Salem, NC 27101
Phone: 1-800-776-3862 Option 2
Email: sblc-new@wellsfargo.com

(xiii)       if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

73

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)          Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)          Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(d)          Electronic Systems.

(i)          Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii)         Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, any Issuing Bank or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

74

Section 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)          Subject to Section 2.14(b), neither this Agreement, the Guaranty Agreement nor the Pledge Agreement nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) other than during a Pledge Release Period, release all or substantially all of the Pledged Collateral (as defined in the Pledge Agreement) or release the Guarantor from its obligations under the Guaranty Agreement, in each case without the written consent of each Lender; or (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder without the prior written consent of the Administrative Agent and/or such Issuing Bank, as the case may be.

75

(c)          In addition, notwithstanding anything in this Section to the contrary, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Administrative Agent within ten Business Days following receipt of notice thereof.

(d)          No Person that obtains the benefits of any Pledged Collateral pursuant to a Hedging Agreement and/or Secured Cash Management Agreement shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Pledged Collateral (including the release or impairment of any Pledged Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision hereof, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements or Hedging Agreements unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Person.

(e)          Neither the Administrative Agent nor any Issuing Bank shall have any responsibility or liability for monitoring the list or ascertaining the identities of, or enforcing provisions related to, Disqualified Institutions.

(f)          None of the agents identified on the cover page or signature pages of this Agreement as a Joint Bookrunner or Joint Lead Arranger shall have any rights, powers, obligations, liabilities, responsibilities or duties under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, or an Issuing Bank hereunder. Without limiting any other provision of this Article, none of such agents in their respective capacities as such shall have or be deemed to have any fiduciary relationship with any Lender or any other Person by reason of this Agreement or any other Loan Document.

Section 9.03. Expenses; Indemnity; Damage Waiver. (a) Regardless of whether the Effective Date shall occur, the Borrower shall pay (i) all reasonable, documented out of pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements for no more than one (1) outside counsel and, if necessary one (1) local counsel in each relevant material jurisdiction for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, execution, delivery, administration and enforcement of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable, documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with investigations, proceedings, and threatened actions arising out of, in connection with, or as a result of the execution, delivery or performance of any Loan Document, including preparation of a defense thereto and (iv) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

76

(b)          Each of the Borrower and the Guarantor shall indemnify the Administrative Agent, each Issuing Bank, each Lender, each Joint Lead Arranger and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable, documented fees, charges and disbursements of one (1) counsel to all Indemnitees, taken as a whole, and, if reasonably necessary, one (1) local counsel in each relevant material jurisdiction to the Administrative Agent, taken as a whole, and, in the case of an actual or potential conflict of interest, one (1) additional counsel to all affected Indemnitees, taken as a whole), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution, delivery or performance of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by the Borrower, the Borrower’s equity holders affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (y) are determined by a judgment of a court of competent jurisdiction in a final and non-appealable judgment to have resulted by reason of the gross negligence, bad faith or willful misconduct of, or material breach by, such Indemnitee (or any of its Related Parties) or (z) arise out of any claim, litigation, investigation or proceeding brought by any Indemnitee (or its Related Parties) against any another Indemnitee (or its Related Parties) (other than any claim, litigation, investigation or proceeding brought by or against the Administrative Agent, acting in its capacity as Administrative Agent, any Issuing Bank, acting in its capacity as Issuing Bank, and any Joint Lead Arranger, acting its capacity as Joint Lead Arranger) that does not involve any impermissible act or omission of the Borrower or any of its Subsidiaries. Neither the Borrower nor the Guarantor shall be liable for any settlement of any proceeding referred to in this Section 9.03(b) effected without such Borrower’s or Guarantor’s written consent (such consent not to be unreasonably withheld or delayed); provided, however, that Borrower and the Guarantor shall indemnify the Indemnitees from and against any loss or liability by reason of such settlement if such proceeding was settled with the written consent of such Borrower or Guarantor or such settlement is entered into in connection with a final and non-appealable judgment by a court of competent jurisdiction, subject to, in each case, the Borrower’s or Guarantor’s, as applicable, right in this Section 9.03(b) to claim an exemption from such indemnity obligations. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

77

(c)          To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or any Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or such Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Issuing Bank in its capacity as such.

(d)          To the extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this clause (d) shall relieve the Borrower or the Guarantor of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e)          All amounts due under this Section shall be payable not later than 30 days after receipt of written demand therefor together with an invoice thereof in reasonable detail.

Section 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

78

(A)         the Borrower, provided that, the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if a Specified Event of Default has occurred and is continuing, any other assignee; provided, further that the consent of the chief executive officer of the Borrower shall be required with respect to any assignment made to an MGL Entity (whether or not an Event of Default then exists) and such consent must be in writing and shall not be deemed given;

(B)         the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender (other than a Defaulting Lender) with a Commitment immediately prior to giving effect to such assignment; and

(C)         each Issuing Bank.

(ii)         Assignments shall be subject to the following additional conditions:

(A)         except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)         each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)         the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D)         the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the term “Approved Fund,” “Ineligible Institution” and “MGL Entity” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

79

“Ineligible Institution” means a (a) natural person, (b) a Defaulting Lender, (c) a Disqualified Institution, and (d) the Borrower or any of its Affiliates other than any Affiliate that (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.

“MGL Entity” means Macquarie Group Limited or any of its subsidiaries, Affiliates or managed funds or investment vehicles.

(iii)        Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)        The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)         Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

80

(c)          Any Lender may, without the consent of the Borrower (except that a participation to any MGL Entity shall require the consent of the chief executive officer of the Borrower), the Administrative Agent or the Issuing Banks, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under 2.17(f) and (g)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation or if the participation is made with the Borrower’s consent. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

81

(d)          Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06. Counterparts; Integration; Effectiveness; Electronic Execution. (a)This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)          Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of an original executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as an original executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

82

Section 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)          The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c)          The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

83

(d)          Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantively similar as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower; provided, however, that with respect to disclosures pursuant to clause (b) (other than any such disclosure in connection with any routine compliance examination or examination of the financial condition of such Lender by such regulatory authority) and clause (c) of this Section, unless prohibited by law or applicable court order, each Lender and the Administrative Agent shall attempt to notify the Borrower of any request by any governmental agency or representative thereof or other Person for disclosure of Information after receipt of such request, and if reasonable, practicable and permissible, before disclosure of such Information. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything to the contrary contained in this Section 9.12, in no event shall any Information be disclosed to any Disqualified Institution.

84

Section 9.13. Material Non-Public Information.

(a)          EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b)          ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 9.14. Authorization to Distribute Certain Materials to Public-Siders.

(a)          If the Borrower does not file this Agreement with the SEC, then the Borrower hereby authorizes the Administrative Agent to distribute the execution version of this Agreement and the Loan Documents to all Lenders, including their Public-Siders. The Borrower acknowledges its understanding that Public-Siders and their firms may be trading in any of the Parties’ respective securities while in possession of the Loan Documents.

(b)          The Borrower represents and warrants that none of the information in the Loan Documents constitutes or contains material non-public information within the meaning of the federal and state securities laws. To the extent that any of the executed Loan Documents constitutes at any time a material non-public information within the meaning of the federal and state securities laws after the date hereof, the Company agrees that it will promptly make such information publicly available by press release or public filing with the SEC.

85

Section 9.15. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.16. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act. This notice is given in accordance with the requirements of the Act and is effective for the Administrative Agent, each Issuing Bank and each Lender.

Section 9.17. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

86

Section 9.18. Effect of Amendment and Restatement.

(a)          On and as of the Effective Date, the Existing Credit Agreement shall be amended, restated and superseded in its entirety by this Agreement. The parties hereto acknowledge and agree that (i) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation, payment or reborrowing, or termination of the “Obligations” (as defined in the Existing Credit Agreement) as in effect prior to the Effective Date and (ii) such “Obligations” are in all respects continuing (as amended and restated hereby) with only the terms thereof being modified as provided in this Agreement. Each reference to the “Credit Agreement” in any Loan Document shall be deemed to be a reference to this Agreement.

(b)          The Borrower and the Guarantor hereby confirm that each Loan Document to which it is a party or otherwise bound and all Pledged Collateral encumbered thereby will continue to guarantee or secure, as the case may be, to the fullest extent possible in accordance with the Loan Documents, the payment and performance of all Secured Obligations under each of the Loan Documents to which it is a party. The Borrower and the Guarantor acknowledge and agree that (i) any of the Loan Documents to which it is a party or is otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid, enforceable, ratified and confirmed in all respects and shall not be impaired or limited by the execution or effectiveness of this Agreement and (ii) all security interests created under any of the Security Documents shall continue in full force and effect pursuant to the terms of such Security Documents.

(c)          If, immediately prior to the Effective Date, there are any Revolving Loans outstanding under the Existing Credit Agreement (the “Existing Revolving Loans”), such Existing Revolving Loans shall, on the Effective Date, be prepaid from the proceeds of additional Revolving Loans hereunder (deemed to be made after giving effect to this Agreement), which prepayment shall be accompanied by accrued interest on the Existing Revolving Loans and any costs incurred by any “Lender” (as defined in the Existing Credit Agreement) in accordance with Section 2.16 of the Existing Credit Agreement, such that after giving effect to such prepayment and such new Revolving Loans, all Revolving Loans will be held by the Lenders ratably in accordance with their Applicable Percentages hereunder.

(d)          On the Effective Date, without further action by any party hereto (including the delivery of a notice of the issuance of a Letter of Credit pursuant to Section 2.06 or any consent of, or confirmation by or to, the Administrative Agent), (i) each “Letter of Credit” (as defined in the Existing Credit Agreement) listed on Schedule 9.19 hereto that was issued by an Issuing Bank (such letters of credit, collectively, “Existing Letters of Credit”) shall become a Letter of Credit outstanding under this Agreement, shall be deemed to be a Letter of Credit issued under this Agreement and shall be subject to the terms and conditions hereof as if each such Existing Letter of Credit were issued by the applicable Issuing Bank pursuant to this Agreement and (ii) each Issuing Bank that has issued an Existing Letter of Credit shall be deemed to have granted each Revolving Lender, and each Revolving Lender shall be deemed to have acquired from such Issuing Bank, on the terms and conditions of Section 2.06 hereof, for such Lender’s own account and risk, an undivided interest and participation in such Issuing Bank’s obligations and rights under each such Existing Letter of Credit equal to such Lender’s Applicable Percentage of the face amount of such Letter of Credit (including all obligations of the Borrower for whose account such Letter of Credit was issued and any security or guaranty pertaining thereto).

87

(e)          Each party hereto that was a “Lender” (as defined in the Existing Credit Agreement) with “Commitments” (as defined in the Existing Credit Agreement) outstanding immediately prior to the Effective Date hereby consents to the amendment and restatement of the Existing Credit Agreement in its entirety and in accordance with this Agreement and Section 9.02 of the Existing Credit Agreement.

Section 9.19. Releases of Pledged Collateral.

(a)          Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender and each Issuing Bank (without requirement of notice to or consent of any Lender or any Issuing Bank) to take, and the Administrative Agent hereby agrees to take promptly, at the Borrower’s expense, any action requested by the Borrower having the effect of releasing, or evidencing the release of, the Pledged Collateral under the circumstances described in this Section 9.19.

(b)          At any time during an Investment Grade Period, upon request by the Borrower, all of the Liens in or on the Pledged Collateral securing the Secured Obligations shall be released (the date on which such release occurs, the “Pledge Release Date”); provided that (i) any other Liens securing any Permitted Borrower Secured Debt or Permitted Borrower Junior Secured Debt have been, or shall be contemporaneously, released and (ii) no Event of Default then exists and is continuing.

(c)          If at any time after a Pledge Release Date, a Pledge Trigger Date shall occur, then (i) the Liens in or on the Pledged Collateral shall automatically reinstate on a first priority basis subject only to Liens permitted by Section 6.02 and (ii) the Borrower will, and will cause the Guarantor to, at the Borrower’s own expense, promptly, and in any event within 5 Business Days (or by such later date as the Administrative Agent in its discretion may consent), execute and take such further action to affirm the grant of security interests or other Liens on a first priority basis and evidence and re-perfect such security interest or other Liens in and on the Pledged Collateral as the Administrative Agent may reasonably request (it being understood and agreed that, in the Borrower’s discretion (or in accordance with the terms thereof), contemporaneously therewith (or at any time thereafter) Liens thereon securing any Permitted Borrower Secured Debt or Permitted Borrower Junior Secured Debt may also be reinstated if permitted to exist pursuant to Section 6.02(d) or (g), in each case subject to the priorities and intercreditor arrangements contemplated thereby).

88

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MACQUARIE INFRASTRUCTURE CORPORATION,

By:	/s/ Liam Stewart
Name: Liam Stewart Title: Chief Financial Officer and Vice President

By:	/s/ Christopher Frost
Name: Christopher Frost Title: Chief Executive Officer, President, and Chief Operating Officer

MIC OHANA CORPORATION,

By:	/s/ Liam Stewart
Name: Liam Stewart Title: Chief Financial Officer and Treasurer

By:	/s/ Christopher Frost
Name: Christopher Frost Title: President

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, an Issuing Bank and a Lender

By:	/s/ Anson Williams
Name: Anson Williams Title: Authorized Officer

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

Barclays Bank PLC, as an Issuing Bank and a Lender

By:	/s/ Sydney G. Dennis
Name: Sydney G. Dennis Title: Director

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

Bank of America, N.A., as an Issuing Bank and a Lender

By:	/s/ Adam C. Rose
Name: Adam C. Rose Title: Senior Vice President

By:	/s/ Adam C. Rose
Name: Adam C. Rose Title: Senior Vice President

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

Citizens Bank, as an Issuing Bank and a Lender

By:	/s/ Scott M. Lankford
Name: Scott M. Lankford Title: Senior Vice President

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

CrÉdit Agricole Corporate and Investment Bank, as an Issuing Bank and a Lender

By:	/s/ Omer Balaban
Name: Omer Balaban Title: Managing Director

By:	/s/ Peter Manis
Name: Peter Manis Title: Managing Director

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

MIHI LLC, as a “Lender” (as defined under the Existing Credit Agreement),solely for purposes of Section 9.18(e) hereto

By:	/s/ Michael Barrish
Name: Michael Barrish Title: Authorized Signatory

By:	/s/ Mimi Shih
Name: Mimi Shih Title: Authorized Signatory

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

Mizuho Bank, Ltd., as an Issuing Bank and a Lender

By:	/s/ Nelson Chang
Name: Nelson Chang Title: Authorized Signatory

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

Regions Bank, as an Issuing Bank and a Lender

By:	/s/ Brian J. Walsh
Name: Brian J. Walsh Title: Director

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

Royal Bank of Canada, as an Issuing Bank and a Lender

By:	/s/ Benjamin Lennon
Name: Benjamin Lennon Title: Authorized Signatory

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

SunTrust Bank, as an Issuing Bank and a Lender

By:	/s/ Carmen Malizia
Name: Carmen Malizia Title: Director

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

Wells Fargo Bank, N.A., as an Issuing Bank and a Lender

By:	/s/ Yann Blindert
Name: Yann Blindert Title: Director

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

Macquarie Capital Funding LLC, as a Lender

By:	/s/ Michael Barrish
Name: Michael Barrish Title: Authorized Signatory

By:	/s/ Mimi Shih
Name: Mimi Shih Title: Authorized Signatory

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

America Savings Bank, F.S.B., as a Lender

By:	/s/ Edward Chin
Name: Edward Chin Title: First Vice President

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

SCHEDULE 2.01

Commitments

Lender	Commitment
JPMorgan Chase Bank, N.A.	$55,000,000
Barclays Bank PLC	$55,000,000
Bank of America, N.A.	$55,000,000
Citizens Bank	$55,000,000
Credit Agricole Corporate and Investment Bank	$55,000,000
Mizuho Bank, Ltd.	$55,000,000
Regions Bank	$55,000,000
Royal Bank of Canada	$55,000,000
SunTrust Bank	$55,000,000
Wells Fargo Bank, N.A.	$55,000,000
Macquarie Capital Funding LLC	$40,000,000
America Savings Bank, F.S.B.	$10,000,000
Total:	$600,000,000

EXHIBIT C

[FORM OF] GUARANTY AGREEMENT

GUARANTY AGREEMENT (this “Guaranty”), dated as of [______________________], 20[__], by and among MIC Ohana Corporation (the “Guarantor”) and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).

Capitalized terms used herein without definition shall have the meaning assigned to them in that certain Credit Agreement, dated as of January 3, 2018 among Macquarie Infrastructure Corporation, a Delaware corporation (the “Borrower”), MIC Ohana Corporation, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity and including any successors in such capacity) and each of the financial institutions from time to time party thereto (as amended, restated or otherwise modified from time to time, the “Credit Agreement”).

1.          Guaranty. The Guarantor hereby absolutely, irrevocably and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, full and punctual payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Secured Obligations and whether arising under any Loan Document (including all renewals, extensions, amendments and other modifications thereof and all reasonable costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof to the extent provided in the Credit Agreement), and whether recovery upon such indebtedness and liabilities may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any proceeding or case commenced by or against the Guarantor or the Borrower during a Bankruptcy Event, and including interest that accrues after the commencement by or against the Borrower of any proceeding during such a Bankruptcy Event (collectively, the “Guaranteed Obligations”). This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of the Guarantor under this Guaranty, and the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing to the extent permissible under the applicable law. The Guarantor and each Secured Party (by its acceptance of the benefits of this Guaranty) hereby confirms that it is its intention that this Guaranty not constitute a fraudulent transfer or conveyance for purposes of Title 11 of the United States Code (the “Bankruptcy Code”), the Uniform Fraudulent Conveyance Act of any similar Federal or state law. To effectuate the foregoing intention, the Guarantor and each Secured Party (by its acceptance of the benefits of this Guaranty) hereby irrevocably agrees that the Guaranteed Obligations guaranteed by the Guarantor shall be limited to such amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of the Guarantor that are relevant under such laws (and, if applicable, after giving effect to any rights to contribution pursuant to any agreement providing for an equitable contribution among the Guarantor and any other guarantor), result in the Guaranteed Obligations of the Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance.

1

EXHIBIT C

It is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantor hereunder which shall remain absolute and unconditional under any and all circumstances as described above:

(a)          at any time or from time to time, without notice to the Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)          any of the acts mentioned in any of the provisions of the Loan Documents, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c)          the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect in the manner permitted by the Credit Agreement, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(d)          any Lien or security interest granted to, or in favor of, any Secured Party or the Administrative Agent as security for any of the Guaranteed Obligations shall fail to be perfected.

This Guaranty shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantor hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto.  This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantor and the successors and permitted assigns thereof, and shall inure to the benefit of the Secured Parties, and their respective successors and permitted assigns.

2.          Representations and Warranties. The Guarantor represents and warrants to the Secured Parties, as of the Effective Date, that (i) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (ii) the execution and delivery hereof by the Guarantor, and the performance of its obligations hereunder are within the Guarantor’s corporate powers and have been duly authorized by all necessary corporate action; and (iii) this Guaranty has been duly executed and delivered by the Guarantor and constitutes a legal, valid and binding obligation of the Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

2

EXHIBIT C

3.          Rights of Lenders. The Guarantor consents and agrees that the Administrative Agent may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend in accordance with the Credit Agreement, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent in its sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations. Without limiting the generality of the foregoing, the Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of the Guarantor.

4.          Certain Waivers. The Guarantor waives, to the extent permitted by applicable law, (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of the Secured Parties) of the liability of the Borrower; (b) any defense based on any claim that the Guarantor’s obligations exceed or are more burdensome than those of the Borrower; (c) the benefit of any statute of limitations affecting the Guarantor’s liability hereunder; (d) any right to require the Secured Parties to proceed against the Borrower, proceed against or exhaust any security for the Guaranteed Obligations, or pursue any other remedy in the Secured Parties’ power whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by the Secured Parties; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. The Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations. In connection with the foregoing, the Guarantor covenants that its obligations hereunder shall not be discharged, except by complete performance.

5.          Obligations Independent. The obligations of the Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor, and a separate action may be brought against the Guarantor to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

6.          Subrogation. The Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations (other than any contingent obligations for which no amounts are then due) and any amounts payable under this Guaranty have been paid and performed in full and any commitments of the Secured Parties or facilities provided by the Secured Parties with respect to the Guaranteed Obligations are terminated. If any amounts are paid to the Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

3

EXHIBIT C

7.          Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations under the Loan Documents now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Guaranty are paid in full in cash and any commitments of the Secured Parties under the Loan Documents or facilities provided by the Secured Parties under the Loan Documents with respect to the Guaranteed Obligations are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or the Guarantor is made, or the Secured Parties exercise their right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Secured Parties in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under the Bankruptcy Code or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Guarantor under this paragraph shall survive termination of this Guaranty.

8.          Subordination. The Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to the Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to the Guarantor as subrogee of the Secured Parties or resulting from the Guarantor’s performance under this Guaranty, to the payment in full of all Guaranteed Obligations. If the Administrative Agent so requests after the occurrence and during the continuance of an Event of Default, any such obligation or indebtedness of the Borrower to the Guarantor shall be enforced and performance received by the Guarantor as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of the Guarantor under this Guaranty.

9.          Stay of Acceleration. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against the Guarantor or the Borrower under the Bankruptcy Code, or otherwise, all such amounts shall nonetheless be payable by the Guarantor immediately upon demand by the Secured Parties.

10.         Expenses. The Guarantor shall pay on demand all reasonable, documented out-of-pocket expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented fees and expenses of one outside counsel) in any way relating to the enforcement or protection of the Lender’s rights under this Guaranty or in respect of the Guaranteed Obligations, including any incurred during any “workout” or restructuring in respect of the Guaranteed Obligations and any incurred in the preservation, protection or enforcement of any rights of the Lender in any proceeding the Bankruptcy Code. The obligations of the Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

11.         Miscellaneous. No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by the Administrative Agent (with the consent of the Lenders or Required Lenders if required under the Credit Agreement) and the Guarantor. No failure by the Lender to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein.

4

EXHIBIT C

12.         Condition of Borrower. The Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as the Guarantor requires, and that the Administrative Agent has no duty, and the Guarantor is not relying on the Administrative Agent at any time, to disclose to the Guarantor any information relating to the business, operations or financial condition of the Borrower or any other guarantor (the guarantor waiving any duty on the part of the Administrative Agent to disclose such information and any defense relating to the failure to provide the same).

13.         Setoff. If and to the extent any payment is not made when due hereunder, the Administrative Agent may setoff and charge from time to time any amount so due against any or all of the Guarantor’s accounts or deposits with the Administrative Agent.

14.         Binding Effect; Several Agreement; Assignments.  Whenever in this Guaranty any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party; and all covenants, promises and agreements by or on behalf of the Guarantor that are contained in this Guaranty shall bind and inure to the benefit of each party hereto and their respective successors and permitted assigns.  This Guaranty shall become effective as to the Guarantor when a counterpart hereof executed on behalf of the Guarantor shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon the Guarantor and the Administrative Agent and their respective successors and permitted assigns, and shall inure to the benefit of the Guarantor, the Administrative Agent and the other Secured Parties, and their respective successors and permitted assigns, except that the Guarantor shall not have the right to assign its rights or obligations hereunder or any interest herein (and any such attempted assignment shall be void) without the prior written consent of the Required Lenders or as otherwise permitted by the Credit Agreement.  The Administrative Agent is hereby expressly authorized to, and agrees upon request of the Borrower it will, release any Guarantor from its obligations hereunder (including its Guaranty) in upon payment in full of the Guaranteed Obligations, or as otherwise permitted under the Credit Agreement.

15.         Governing Law. This Guaranty AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT shall be governed by, and construed AND INTERPRETED in accordance with, the laws of the State of New York.

5

EXHIBIT C

16.         Jurisdiction; Notices. (a) Each party hereto hereby irrevocably and unconditionally submits for itself and its property in any legal action or proceeding relating to this Guaranty, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof, in each case that are located in the Borough of Manhattan, The City of New York, (b) the Guarantor hereby irrevocably and unconditionally (i) agrees that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (ii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Guarantor at its address set forth in the Guarantor’s signature page below or at such other address of which the Administrative Agent shall have been notified pursuant thereto, (iii) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right of the Administrative Agent to sue in any other jurisdiction and (iv) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages. All notices and other communications to the Guarantor under this Guaranty shall be in writing and given as provided in Section 9.01 of the Credit Agreement.

17.         WAIVER OF JURY TRIAL; FINAL AGREEMENT. EACH OF THE GUARANTOR AND THE LENDER PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY WITH RESPECT TO ANY LEGAL OR PROCEEDING RELATING TO THIS GUARANTY OR THE GUARANTEED OBLIGATIONS. THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Signature Page Follows]

6

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written.

MIC OHANA CORPORATION,
as Guarantor

By:

Name:

Title:

GUARANTY AGREEMENT

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:

Name:

Title:

GUARANTY AGREEMENT

EXHIBIT D

AMENDED AND RESTATED PLEDGE AGREEMENT

THIS AMENDED AND RESTATED PLEDGE AGREEMENT (this “Agreement”), dated to be effective as of January 3, 2018 (the “Effective Date”), is entered into by and between Macquarie Infrastructure Corporation, a Delaware corporation (hereinafter “Debtor”) and JPMorgan Chase Bank, N.A., for itself and as agent for each of the Secured Parties (in such capacity, the “Administrative Agent”). Debtor hereby grants to the Secured Parties a continuing security interest in and to, and a Lien on (subject to any Permitted Liens), all of the “Pledged Collateral”, as defined in Section 2 of this Agreement. Debtor and the Secured Parties hereby further agree as follows:

1.          OBLIGATIONS. The security interest hereby granted shall secure the full, prompt and complete payment and performance of the “Secured Obligations”, as that term is defined in the Credit Agreement.

2.          COLLATERAL. The collateral in which a security interest is hereby granted comprises all of Debtor’s rights, titles and interests in and to the following, whether now owned or existing or hereafter arising or acquired, regardless of where any such assets and property are located (all of such assets and property and all of the below described assets and property being, collectively, the “Pledged Collateral”):

(a)          all Equity Interests (whether now owned or existing or hereafter arising or acquired, whether the same constitutes “general intangibles”, “investment property”, a “security” or other personal property under the Uniform Commercial Code, and whether such interest is certificated or uncertificated) (i) in any Pledged Company or Minority Investment Issuer and (ii) the Equity Interests described on or referred to in Schedule I (the foregoing described property being, the “Pledged Equity”);

(b)          the certificate(s) or instrument(s), if any, representing the Pledged Equity;

(c)          all (i) dividends and distributions (in cash, instruments, Equity Interests or otherwise) on all of the Pledged Equity, including Debtor’s share of the profits and losses of the Pledged Company, (ii) rights to subscribe for, purchase or sell any or all of the Pledged Equity and (iii) other rights and property from time to time received, receivable or otherwise distributed or distributable, in each case in respect of or in exchange for any or all of the Pledged Equity;

(d)          all Indebtedness (whether now owned or existing or hereafter arising or acquired, whether the same constitutes “general intangibles”, “instruments”, “investment property”, a “security” or other personal property under the Uniform Commercial Code, and whether such interest is represented by a promissory note) owed to Debtor by any Pledged Company or any Minority Investment Issuer, including the Indebtedness described on or referred to in Schedule I, and all promissory notes and instruments (as that term is defined in the Uniform Commercial Code), if any, issued by any such Person to Debtor (the foregoing described property being, the “Pledged Debt”);

(e)          the certificate(s) or instrument(s) representing the Pledged Debt;

(f)          all books and records pertaining to any of the foregoing; and

EXHIBIT D

(g)          all cash and non-cash proceeds, interest, profits and other income of or on any of the foregoing described property and other supporting obligations given with respect to any of the foregoing.

Notwithstanding the foregoing, the “Pledged Collateral” shall not include any property (other than proceeds of Pledged Collateral) held in a securities account.

3.          DEFINITIONS. In addition to the capitalized terms defined elsewhere in this Agreement, as used herein, the following capitalized terms will have the following meanings:

(a)          “Credit Agreement” means the Amended and Restated Credit Agreement, dated as of the date hereof, by and among Debtor, MIC Ohana Corporation, the Administrative Agent and the lenders from time to time party thereto, as the same may hereafter be further amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

(b)          “Existing Pledge Agreement” means the Pledge Agreement dated as of July 16, 2014, between the Debtor and the Administrative Agent.

(c)          “Issuer” means any issuer of any Pledged Debt.

(d)          “Minority Investment Issuer” means any Person (i) in which the Borrower and its Subsidiaries, collectively, own 5% or more of any class of Equity Interests and (ii) in which the Borrower and its Subsidiaries, collectively, own Equity Interests and Indebtedness of $25,000,000 or more (based upon the initial amount of such investments and extensions of credit).

(e)          “Permitted Liens” means (i) Permitted Encumbrances and (ii) the Liens in favor of Secured Parties.

(f)          “Pledged Company” means MIC Ohana Corporation and any other Subsidiary in which the Debtor directly holds rights or interest in the Equity Interests of such Person.

(g)          “Uniform Commercial Code” means the Uniform Commercial Code as adopted in each applicable jurisdiction, as amended or superseded from time to time. The “New York UCC” means the Uniform Commercial Code, as adopted in New York, as amended or superseded from time to time.

All of the uncapitalized terms contained in this Agreement which are now or hereafter defined in the New York UCC will, unless the context expressly indicates otherwise, have the meanings provided for now or hereafter in the New York UCC, as such definitions may be enlarged or expanded from time to time by amendment or judicial decision. Any capitalized term used but not defined herein shall have the meaning ascribed thereto in the Credit Agreement.

EXHIBIT D

4.          REPRESENTATIONS AND WARRANTIES. To, among other things, induce Lenders to make Loans and other extensions of credit pursuant to the Loan Documents, Debtor represents to the Secured Parties that the following statements are, as of the Effective Date and as of each other date on which certain representations and warranties set forth in the Credit Agreement are required to be, or are deemed to be, remade pursuant thereto, true:

(a)          Debtor is, and as to any property which at any time forms a part of the Pledged Collateral shall be, the owner of each and every item of the Pledged Collateral, free from any Lien except any Permitted Lien;

(b)          Debtor has full corporate right to grant the security interest hereby granted;

(c)          Debtor is the legal and beneficial owner of the Pledged Equity and Pledged Debt, subject to any Permitted Liens;

(d)          No authorization, approval or other action by, and no notice to or filing with any governmental authority is required either: (i) for the Lien on the Pledged Collateral granted pursuant to this Agreement or for the execution, delivery or performance of this Agreement by Debtor or (ii) in the case of Pledged Equity issued by any Pledged Company, for the exercise by the Administrative Agent of the voting or other rights provided for in this Agreement or the remedies in respect of the Pledged Equity pursuant to this Agreement (except, in each case, (A) for those authorizations, approvals, actions, notices and filings that have been obtained or that are being obtained concurrently herewith, (B) as may be required by laws affecting the offering and sale of securities generally or, in the case of exercise of remedies, applicable to creditors generally (including without limitation under the Uniform Commercial Code) and (C) for the filing of a UCC financing statement against Debtor in favor of the Secured Parties covering the Pledged Collateral); and

(e)          (i) The Pledged Equity of MIC Ohana Corporation constitutes 100% of the issued and outstanding Equity Interests in MIC Ohana Corporation on a fully diluted basis, (ii) as of the Effective Date, there are no outstanding subscriptions, options, rights, warrants or other commitments pursuant to which MIC Ohana Corporation is obligated to issue or transfer any additional Equity Interests MIC Ohana Corporation except as described on Schedule I and (iv) as of the Effective Date, (y) all of the Pledged Equity of any Pledged Company and (z) all outstanding Pledged Debt is described opposite Debtor’s name on Schedule I.

(f)          The security interest granted pursuant to this Agreement shall constitute a valid and continuing perfected security interest in favor of the Administrative Agent in the Pledged Collateral for which perfection is governed by the Uniform Commercial Code upon (i) in the case of all Pledged Collateral in which a security interest may be perfected by filing a financing statement under the Uniform Commercial Code, the completion of the filings contemplated by Section 4.01(b) of the Credit Agreement and (ii) the delivery to, and continuing possession by, the Administrative Agent of all Pledged Collateral consisting of instruments and certificated securities, in each case properly endorsed for transfer to the Administrative Agent or in blank.

(h)          The organizational documents of any Pledged Company governing any Pledged Equity do not prohibit (i) the Administrative Agent from exercising all of the rights of the Debtor therein, (ii) a transferee or assignee of Equity Interests of such Pledged Company from becoming a member, partner or, as the case may be, other holder of such Pledged Equity to the same extent as the Debtor in such Pledged Company, entitled to participate in the management of such Pledged Company and (iii) upon the transfer of the entire interest of Debtor, Debtor ceasing to be a member, partner or, as the case may be, other holder of such Pledged Equity.

EXHIBIT D

5.          DEBTOR’S RESPONSIBILITIES. Until the Termination of this Agreement in accordance with Section 9(j) of this Agreement:

(a)          Debtor will: (i) use commercially reasonable efforts to defend the Pledged Collateral against all claims of all Persons at any time claiming any interest in any of the Pledged Collateral or claiming any interest therein adverse to Secured Parties except to the extent of any Permitted Lien; (ii) execute and deliver such supplemental instruments, in the form of assignments or otherwise, as the Administrative Agent shall reasonably require for the purpose of confirming, perfecting and maintaining perfection and priority of the Secured Parties’ security interest in and Lien on any or all of the Pledged Collateral, or as is necessary to provide Secured Parties with control (within the meaning of the Uniform Commercial Code) over the Pledged Collateral of any Pledged Company or any portion thereof to perfect its Lien thereon promptly after written request therefor by the Administrative Agent; (iii) upon the request of the Administrative Agent in its reasonable discretion exercised in good faith, make available to the Administrative Agent, at reasonable times and upon reasonable prior notice (but, so long as no Event of Default has occurred and is continuing, not more often than once in every twelve (12) month period from the date hereof), any and all of Debtor’s books, records, written memoranda, correspondence, and other instruments or writings that in any way evidence or relate to the Pledged Collateral at the expense of the Administrative Agent (provided that during the continuation of any Default any expense of the Administrative Agent in connection with the foregoing shall be for the account of the Debtor); (iv) provide the Administrative Agent with prior notice of any change in its jurisdiction of organization or form of organization (and, in each case, shall promptly make all filings required under the Uniform Commercial Code or other applicable law and take all other actions reasonably requested by the Administrative Agent to ensure that the Administrative Agent shall continue at all times following such change to have a valid, legal, enforceable (subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity and principles of good faith and fair dealing) and perfected Lien in such Pledged Collateral); and (v) pay (A) all costs of filing any financing, continuation or termination statements with respect to the Lien created hereby and (B) all reasonable and documented expenses, including reasonable attorneys’ fees, of the Administrative Agent incurred by the Administrative Agent in the exercise (including enforcement) of any of the Secured Parties’ rights or remedies under this Agreement or applicable law, and Debtor agrees that said expenses and fees shall constitute part of the Secured Obligations and be secured by the Pledged Collateral.

(b)          To protect, perfect, or enforce, from time to time, the Secured Parties’ rights or interests in the Pledged Collateral, the Administrative Agent may, in its discretion (but without any obligation to do so): (i) discharge any Liens (other than Permitted Liens to the extent that no Event of Default has occurred and is continuing) at any time levied or placed on the Pledged Collateral, and (ii) obtain any record from any service bureau and pay such service bureau the cost thereof. All documented and reasonable costs and expenses incurred by the Administrative Agent in exercising its discretion under this subparagraph (b) will be part of the Secured Obligations secured by the Pledged Collateral.

EXHIBIT D

(c)          Debtor will not consent to the dissolution, termination or liquidation, of any Pledged Company.

(d)          Debtor will not permit any Pledged Company to issue any Equity Interests or to issue any instruments representing Indebtedness in an aggregate principal amount in excess of $25,000,000, in addition to, or in exchange or substitution for, the Pledged Equity or Pledged Debt, except that any Pledged Company may issue additional, exchange or substitute Equity Interests or instruments (all of which shall be “Pledged Collateral” under this Agreement) if all such Equity Interests or instruments are delivered to the Administrative Agent no later than 30 days after issuance, along with any powers, pledge agreements, or other documents deemed necessary by the Administrative Agent, in its reasonable discretion exercised in good faith, to grant to the Secured Parties a continuing security interest in and to, and a perfected Lien on, such Equity Interests or instruments.

(e)          Debtor will not grant “control” (within the meaning of such term under Article 9-106 of the NY UCC) over any Pledged Collateral to any Person other than the Administrative Agent.

(f)          Debtor will not, without the consent of the Administrative Agent, agree to any amendment of any organizational document of any Pledged Company that in any way adversely affects the rights of the Secured Parties in the Pledged Collateral pledged by Debtor hereunder.

6.          POWER OF ATTORNEY. Debtor hereby irrevocably appoints the Administrative Agent (or its nominee) to be its attorney and in its name and otherwise on its behalf to do all acts and things and to sign, seal, execute, deliver, perfect and do all deeds, instruments, documents, acts and things upon and during the continuance of any Event of Default which may be required: (i) for carrying out any obligation imposed on Debtor by or pursuant to this Agreement after Debtor’s failure to do so, (ii) for carrying out any sale or other disposition of the Pledged Collateral by the Administrative Agent, including the transfer of the Pledged Collateral to the Administrative Agent or its designee, and (ii) generally for enabling the Administrative Agent to exercise the powers conferred on it by or pursuant to this Agreement or by law. The Administrative Agent shall have full power to delegate the power conferred on it by this Section 6, but no such delegation shall preclude the subsequent exercise of such power by the Administrative Agent itself or preclude the Administrative Agent from making a subsequent delegation thereof to some other Person; any such delegation may be revoked by the Administrative Agent at any time. It is understood and agreed that the foregoing power of attorney shall be deemed to be a power coupled with an interest which cannot be revoked until the Termination of this Agreement in accordance with Section 9(j) of this Agreement.

7.          VOTING RIGHTS; DEFAULT.

7.1           Voting Rights; Dividends and Distributions.

7.1.1           Absent an Event of Default. So long as no Event of Default occurs and is continuing and until such time as Debtor shall have received a written election from the Administrative Agent pursuant to Section 7.1.2 below: (i) Debtor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Equity or any part thereof; provided that no vote shall be cast or any consent given which would result in a breach of any covenant contained in any of the Loan Documents; and (ii) Debtor shall be entitled to receive and retain any and all dividends, payments, distributions and interest paid in respect of the Pledged Equity and Pledged Debt to the extent and in the manner not constituting a breach of the Credit Agreement or consented to in a writing signed by the Required Lenders after the Effective Date.

EXHIBIT D

7.1.2           Upon an Event of Default. Upon the occurrence and during the continuance of an Event of Default: (i) all rights of Debtor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 7.1.1 and to receive the distributions and interest payments which it would otherwise be authorized to receive and retain pursuant to Section 7.1.1 shall cease, at the Administrative Agent’s prior written election delivered to Debtor, and all such rights shall thereupon become vested in the Administrative Agent, or such nominee(s) of the Administrative Agent as the Administrative Agent shall designate in writing to Debtor, who shall thereupon have the sole right to exercise such voting and other consensual rights and to receive and hold as Pledged Collateral such distributions and interest payments; (ii) all distributions and interest payments which are received by Debtor contrary to the provisions of Section 7.1 shall be received in trust for the benefit of the Secured Parties, shall be segregated from other funds of Debtor, and shall be forthwith paid over to the Administrative Agent, or such nominee(s) of the Administrative Agent as the Administrative Agent shall designate in writing to Debtor as Pledged Collateral in the same form as so received (with any necessary indorsement(s); and (iii) if the Administrative Agent exercises its right to vote any of such Pledged Equity in accordance with this Agreement, Debtor hereby appoints the Administrative Agent, Debtor’s true and lawful attorney-in-fact and IRREVOCABLE PROXY to vote such Pledged Equity in any manner the Administrative Agent deems necessary for or against all matters submitted or which may be submitted to a vote of stockholders. The power-of-attorney and proxy granted hereby is coupled with an interest and shall be irrevocable. After all Events of Default have been cured or waived, Debtor’s right to exercise the voting and consensual rights and powers that it would otherwise be entitled to exercise pursuant to the terms of this Section 7.1.1 shall be reinstated.

7.2           Default.

7.2.1           Generally. If an Event of Default occurs and is continuing, then, in any such event and without limitation of the Administrative Agent’s rights and remedies in Section 7.1, the Administrative Agent may, with prior written notice to Debtor, resort to the rights and remedies available at law, in equity and under this Agreement and the other Loan Documents, including the rights and remedies of the Administrative Agent under the Uniform Commercial Code. No remedy set forth herein is exclusive of any other available remedy or remedies, but each is cumulative and in addition to every other remedy under this Agreement, the other Loan Documents or now or hereafter existing at law or in equity or by statute. After the occurrence and during the continuance of an Event of Default, the Administrative Agent may proceed to protect and enforce its rights by any action at law or in equity or by any other appropriate proceedings. No failure on the part of the Administrative Agent to enforce any of the rights hereunder shall be deemed a waiver of such rights or of any Event of Default, and no waiver of any Event of Default will be deemed to be a waiver of any subsequent Event of Default. The Administrative Agent’s compliance with applicable local, state or federal law requirements, in addition to those imposed by the Uniform Commercial Code, in connection with a disposition of any or all of the Pledged Collateral will not be considered to adversely affect the commercial reasonableness of any disposition of any or all of the Pledged Collateral under the Uniform Commercial Code.

EXHIBIT D

7.2.2           Pledged Equity. (a)          Without limiting any other rights or remedies available to the Administrative Agent under Section 7.2.1, at any time after an Event of Default occurs and is continuing (including after any applicable requirement for notice and an opportunity to cure), the Administrative Agent, at its option and without any obligation to do so, may, at any time, transfer to or register in its name, or the name of any nominee(s), all or any part of the Pledged Equity, and the Administrative Agent may exercise in respect of the Pledged Equity, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies under applicable law and of a the Administrative Agent on default under the Uniform Commercial Code; and Secured Parties may also, with fifteen (15) days prior written notice to Debtor, sell the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable. The Administrative Agent shall be authorized at any such sale (if it deems it necessary to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Pledged Collateral for their own account in compliance with (i) Regulation D of the Securities Act of 1933, as amended, and applicable state securities laws or (ii) any other applicable exemption available under such laws.

(b)          Debtor agrees that at least fifteen (15) days written notice to Debtor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of the Pledged Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, upon fifteen (15) days prior written notice to Debtor, be made at the time and place it was so adjourned. Any cash held by the Administrative Agent as Pledged Collateral and all cash proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Pledged Collateral may, in the reasonable discretion of the Administrative Agent, be held by the Administrative Agent as Pledged Collateral for, and/or then or at any time thereafter in whole or in part may be applied by the Administrative Agent against, all or any parts of the Secured Obligations in accordance with Section 2.18 of the Credit Agreement. Any surplus of such cash or cash proceeds held by the Administrative Agent and remaining after payment in full of all of the Secured Obligations (other than contingent indemnification obligations which survive termination of the Credit Agreement) shall be paid over to Debtor or to whomsoever may be lawfully entitled to receive such surplus. Without precluding any other methods of sale, the sale of the Pledged Collateral, or any part thereof, shall have been made in a commercially reasonable manner if conducted in conformity with reasonable commercial practices of banks or finance companies disposing of similar property.

(c)          Debtor recognizes that federal, state and/or foreign securities and other laws may limit the flexibility desired to achieve an otherwise commercially reasonable disposition of the Pledged Equity, and in the event of potential conflict between such laws or regulations and what in other circumstances might constitute commercial reasonableness, it is intended that consideration for such laws and regulations will prevail over attempts to achieve such commercial reasonableness. In connection with any sale or other disposition of the Pledged Equity, compliance by the Administrative Agent with the written advice of its counsel concerning the potential effect of any such law or regulation shall not be cause for Debtor, or any other Person, to claim that such sale or other disposition was not commercially reasonable, it being the intent of Debtor that the Administrative Agent not be obligated to risk contravening any such law or regulation in order to effect what, but for such law or regulation, would be a commercially reasonable disposition.

EXHIBIT D

(d)          The Administrative Agent shall be under no duty to sell or otherwise realize upon the Pledged Collateral. At any time, the Administrative Agent (at the direction of the Required Lenders) may release or surrender all or any part of the Pledged Collateral to Debtor.

8.          WAIVERS; RIGHTS OF SECURED PARTIES. Debtor acknowledges and agrees that Debtor, by signing this Agreement, is subjecting the Pledged Collateral to the Lien of Secured Parties for the payment and performance of all Secured Obligations.

9.          GENERAL PROVISIONS.

(a)          All rights of Secured Parties shall inure to the benefit of its successors and permitted assigns, and all obligations of Debtor shall bind the successors and assigns of Debtor.

(b)          This Agreement and the other Loan Documents to which Debtor is a party contain the entire agreement of the parties with respect to the subject matter of this Agreement, and no oral agreement whatsoever, whether made contemporaneously herewith or hereafter shall amend, modify or otherwise affect the terms of this Agreement. This Agreement may be executed in multiple counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement may be signed by facsimile signatures or other electronic delivery of an image file reflecting the execution hereof, and, if so signed: (A) may be relied on by each party as if the document were a manually signed original and (B) will be binding on each party for all purposes. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except pursuant to an agreement in writing entered into by each of the parties required under Section 9.02 of the Credit Agreement; provided, however, that Schedule I of this Agreement may be supplemented from time to time by Debtor (and acknowledged by Administrative Agent) to reflect Pledged Equity and Pledged Debt held by the Debtor at such time.

(c)          Any notice required, permitted or contemplated hereunder shall, except as expressly provided in this Agreement, be in writing and given in accordance with Section 9.01 the Credit Agreement.

(d)          All rights and liabilities hereunder shall be governed and limited by and construed in accordance with the laws of the State of New York.

(e)          If any provision of this Agreement is found invalid by a court of competent jurisdiction, the invalid term will be considered excluded from this Agreement and will not invalidate the remaining provisions of this Agreement.

(f)          Debtor hereby irrevocably authorizes the Administrative Agent at any time and from time to time to file in any filing office in any jurisdiction any initial financing statements and amendments thereto, including financing statements that provide any other information required by Article 9 of the Uniform Commercial Code for the sufficiency or filing office acceptance of any financing statement or amendment, including whether Debtor is an organization, the type of organization and any organizational identification number issued to Debtor. Debtor hereby irrevocably authorizes the Administrative Agent at any time and from time to time to correct or complete, or to cause to be corrected or completed, any financing statements, continuation statements or other such documents as have been filed naming Debtor as debtor and the Administrative Agent, for the benefit of the Secured Parties, as Secured Parties.

EXHIBIT D

(g)          The Administrative Agent shall have no duty of care with respect to the Pledged Collateral except that the Administrative Agent shall exercise reasonable care with respect to the Pledged Collateral in the Administrative Agent’s custody. The Administrative Agent shall be deemed to have exercised reasonable care if: (i) such property is accorded treatment substantially equal to that which the Administrative Agent accords its own property that is similar to the Pledged Collateral or (ii) the Administrative Agent takes such action with respect to the Pledged Collateral as Debtor shall reasonably request in writing.

(h)          The definition of any document, instrument or agreement includes all schedules, attachments and exhibits thereto and all renewals, extensions, supplements, restatements and amendments thereof. All exhibits and schedules attached to this Agreement are incorporated into, made and form an integral part of, this Agreement for all purposes. As used in this Agreement, “hereunder,” “herein,” “hereto,” “this Agreement” and words of similar import refer to this entire document; “including” is used by way of illustration and not by way of limitation, unless the context clearly indicates the contrary; and the singular includes the plural and conversely.

(i)          SECURED PARTIES AND DEBTOR HEREBY WAIVE THE RIGHT TO TRIAL BY JURY OF ANY MATTERS ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(j)          This Agreement will automatically terminate (“Termination”) upon (i) the later to occur of: (A) the full performance, payment in full in cash and satisfaction of the Obligations (other than contingent indemnification obligations which survive termination of the Credit Agreement) and (B) the termination of all commitments to extend credit and other obligations of the Administrative Agent, Issuing Banks and Lenders under the Credit Agreement and (ii) the occurrence of a Pledge Release Date pursuant to Section 9.19(b) of the Credit Agreement. Upon such Termination, the Liens on the Pledged Collateral granted hereunder shall automatically be released without further action of the Administrative Agent, and the Administrative Agent shall, at Debtor’s expense, promptly execute and deliver to Debtor proper documentation acknowledging such release, and shall duly assign and deliver to Debtor such of the Pledged Collateral as has been released and is in the possession of the Administrative Agent, pursuant to one or more instruments of re-conveyance prepared by the Administrative Agent, and shall deliver UCC termination statements or partial release statements or the like with respect to its Liens on the Pledged Collateral. Upon (i) any sale or other transfer permitted under the Loan Documents by the Borrower of any Pledged Collateral (including any transfer to the Guarantor or a Subsidiary of the Guarantor) or (ii) the effectiveness of any written consent to the release of the security interest granted hereby in any Pledged Collateral pursuant to the Credit Agreement, the security interest in such Pledged Collateral shall be automatically released and, in connection with any such release, the Administrative Agent shall promptly execute and deliver to the Borrower, at the Borrower’s expense, all UCC termination statements and similar documents that the Borrower shall reasonably request to evidence such release.

EXHIBIT D

10.         EFFECT OF AMENDMENT AND RESTATEMENT

(a)          On and as of the Effective Date, the Existing Pledge Agreement shall be amended, restated and superseded in its entirety by this Agreement. The parties hereto acknowledge and agree that (i) this Agreement does not constitute a novation or termination of the “Secured Obligations” (as defined in the Existing Pledge Agreement) as in effect prior to the Effective Date and (ii) such “Secured Obligations” are in all respects continuing (as amended and restated hereby) with only the terms thereof being modified as provided in this Agreement. Each reference to the “Pledge Agreement” in any Loan Document shall be deemed to be a reference to this Agreement.

(b)          Each party hereto that was a “Lender” (as defined in the Existing Credit Agreement) hereby consents to the amendment and restatement of the Existing Pledge Agreement in its entirety and in accordance with this Agreement and Section 9.02 of the Existing Credit Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the Effective Date.

MACQUARIE INFRASTRUCTURE CORPORATION

By:
Name:
Title:

By:
Name:
Title:

SIGNATURE PAGE TO

AMENDED AND RESTATED PLEDGE AGREEMENT

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

SIGNATURE PAGE TO

AMENDED AND RESTATED PLEDGE AGREEMENT

EXHIBIT D

[●] as a “Lender” (as defined in the Existing Credit Agreement)

By:
Name:
Title:

SIGNATURE PAGE TO

AMENDED AND RESTATED PLEDGE AGREEMENT

SCHEDULE I

I.           Equity Interests in Pledged Companies:

Pledged Company	% of Equity Interest/Number of Outstanding Units	Cert. #

MIC Ohana Corporation	100	3

II.          Outstanding subscriptions, options, rights, warrants or other agreements or commitments pursuant to which any Pledged Company is obligated to issue or transfer any additional equity interests or other economic interests: None.

III.         Pledged Debt:

Issuer	Principal Amount of Pledged Debt	Cert. #

N/A	N/A	N/A

GUARANTY AGREEMENT